UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Convergys Corporation 201 E. Fourth Street Cincinnati, Ohio 45202

Dear Convergys Shareholder:
We invite you to attend Convergys Corporation’s 2017 Annual Meeting of Shareholders, which will be held at 12:30 p.m. Eastern Daylight Time on Wednesday, April 26, 2017, at the Atrium One Building, 201 East Fourth Street, Suite 350, Cincinnati, Ohio 45202. Details regarding admission to the meeting and the business to be conducted at the meeting are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.
Your vote is very important to our Board of Directors. We urge you to vote your shares on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided.
Thank you for your ongoing support of, and continued interest in, Convergys Corporation.

Sincerely,

Jeffrey H. Fox
Chairman of the Board

Andrea J. Ayers
Chief Executive Officer
March 17, 2017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF
CONVERGYS CORPORATION
201 East Fourth Street
Cincinnati, Ohio 45202
The 2017 Annual Meeting of Shareholders of Convergys Corporation will be held at the Atrium One Building, 201 East Fourth Street, Suite 350, Cincinnati, Ohio, on Wednesday, April 26, 2017 at 12:30 p.m. Eastern Daylight Time. We are holding the Annual Meeting to consider and act upon:

(1)	the election of nine directors nominated by our Board of Directors and named in the Proxy Statement;

(2)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2017;

(3)	the reapproval of the performance goals under the Convergys Corporation Annual Executive Incentive Plan;

(4)	the approval, on an advisory basis, of the compensation of our named executive officers;

(5)	the approval, on an advisory basis, of the frequency of advisory votes on the compensation of our named executive officers; and

(6)	such other business as may be properly brought before the meeting.
The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.
You may attend and vote at the Annual Meeting if you were a Convergys Corporation shareholder of record at the close of business on February 27, 2017, the record date for the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares promptly on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided. Your vote is important. Voting your shares prior to the Annual Meeting will not prevent you from changing your vote in person if you choose to attend the meeting.

By order of the Board of Directors,

Jarrod B. Pontius
Corporate Secretary
March 17, 2017

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PROXY STATEMENT

OVERVIEW OF 2016 PERFORMANCE AND 2017 ANNUAL MEETING
The following summary highlights information contained elsewhere in this Proxy Statement to assist you in reviewing our 2016 performance and the matters to be considered at our 2017 Annual Meeting of Shareholders. The summary does not contain all of the information that you should consider, and you should carefully read the entire Proxy Statement, as well as our Annual Report on Form 10-K for the year ended December 31, 2016, before voting. This Proxy Statement and a proxy card are first being sent to shareholders on or about March 17, 2017.

2016 BUSINESS PERFORMANCE HIGHLIGHTS*

During 2016, we delivered solid performance as we maintained a leadership position in the customer experience outsourcing industry. Our adjusted earnings per share (“adjusted EPS”) increased 5% year-over-year and we had a record year of new business signings. We grew across several of the vertical markets we serve, while managing volatility with certain of our large communications clients and a tight labor market to maintain an adjusted EBITDA margin of approximately 12.5%.
We continued to focus on long-term profitable growth by maintaining strategic partnerships with our largest clients and expanding with a diversified client base. During 2016, our business grew with half of our top 20 clients, and we also added several new clients. Our increasing client diversification has reduced the revenue concentration of our top 3 clients from more than 50% prior to our acquisition of Stream in 2014 to approximately 35% in 2016.
The business generated strong cash flow in 2016, allowing us to continue our strategic and disciplined investment, while returning capital to shareholders. In August, we acquired buw, a leader in the German customer care industry, for approximately $138 million in cash to become the second largest provider in Germany. We also repurchased $72 million of common shares and paid $33 million in dividends, our fourth consecutive year of dividend growth.
* See our Annual Report on Form 10-K for the year ended December 31, 2016 for a reconciliation of non-GAAP financial measures used in this Proxy Statement, including adjusted EPS, adjusted EBITDA margin and adjusted free cash flow to the most comparable financial measures computed in accordance with U.S. generally accepted accounting principles (“GAAP”).

Adjusted Earnings Per Share
$1.60
$1.76
$1.84
2014
2015
2016

Dividends Declared Per Share
$0.27
$0.31
$0.35
2014
2015
2016

Adjusted Free Cash Flow
($ millions)
$208.1
$153.4
$225.3
2014
2015
2016

2017 ANNUAL MEETING OF SHAREHOLDERS
Attending the Annual Meeting

Date and Time:	Location:	Record Date:
Wednesday, April 26, 2017 12:30 p.m. Eastern Daylight Time	Atrium One Building 201 East Fourth Street, Suite 350 Cincinnati, Ohio	February 27, 2017

Voting at the Annual Meeting

Telephone:	Online:	Mail:	In Person:
(800) 652-8683 24 hours a day 7 days a week	www.envisionreports.com/cvgb 24 hours a day 7 days a week	Return proxy card in the postage-paid envelope provided	Deposit proxy card or ballot at the Annual Meeting

Annual Meeting Agenda

Proposal 1:	Proposal 2:	Proposal 3:	Proposal 4:	Proposal 5:
Election of Directors (see page 14)	Ratification of Appointment of Ernst & Young LLP	Reapproval of Performance Goals Under Annual Incentive Plan	Advisory Vote on Executive Compensation	Advisory Vote on Frequency of Advisory Votes on Executive Compensation
The following table provides summary information about our nine director nominees, each of whom currently serves on our Board. The Board recommends that you vote FOR each of the director nominees.

Name and Principal Occupation	Age	Director Since	Independent	Current Committees
Andrea J. Ayers President and CEO, Convergys Corporation	53	2012	No	Executive
Cheryl K. Beebe Retired EVP & CFO, Ingredion Incorporated	61	2015	Yes	Audit
Richard R. Devenuti Retired Division President, EMC Corporation	59	2009	Yes	Audit, Compensation
Jeffrey H. Fox Chairman of the Board, Convergys Corporation	55	2009	Yes	Executive (Chair)
Joseph E. Gibbs Chairman, Gibbs Investments, LLC	67	2000	Yes	Compensation (Chair), Executive
Joan E. Herman President and CEO, Herman & Associates LLC	63	2011	Yes	Audit, Governance
Thomas L. Monahan III Chairman and CEO, CEB, Inc.	50	2008	Yes	Compensation, Governance
Ronald L. Nelson Executive Chairman, Avis Budget Group, Inc.	64	2008	Yes	Executive, Governance (Chair)
Richard F. Wallman Retired SVP and CFO, Honeywell International, Inc.	66	2007	Yes	Audit (Chair), Executive

Proposal 1:	Proposal 2:	Proposal 3:	Proposal 4:	Proposal 5:
Election of Directors	Ratification of Appointment of Ernst & Young LLP (see page 17)	Reapproval of Performance Goals Under Annual Incentive Plan	Advisory Vote on Executive Compensation	Advisory Vote on Frequency of Advisory Votes on Executive Compensation
Ernst & Young LLP audited our financial statements for fiscal 2016 and has been our registered independent public accounting firm since 2001. The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2017.

Proposal 1:	Proposal 2:	Proposal 3:	Proposal 4:	Proposal 5:
Election of Directors	Ratification of Appointment of Ernst & Young LLP	Reapproval of Performance Goals Under Annual Incentive Plan (see page 18)	Advisory Vote on Executive Compensation	Advisory Vote on Frequency of Advisory Votes on Executive Compensation
To enable awards under the Convergys Corporation Annual Executive Incentive Plan (the “Annual Incentive Plan”) to qualify as tax-deductible, performance-based compensation, Section 162(m) of the Internal Revenue Code requires that shareholders approve the material terms of the related performance goals every five years. Shareholders approved the Annual Incentive Plan, including the material terms of the performance goals, at the Company’s 2012 Annual Meeting of Shareholders. Accordingly, the material terms of the performance goals are being submitted for reapproval at the Annual Meeting to comply with the requirements of Section 162(m) and enable the continued tax deductibility of awards granted under the Annual Incentive Plan. The Board of Directors recommends that you vote FOR the reapproval of the performance goals under the Annual Incentive Plan.

Proposal 1:	Proposal 2:	Proposal 3:	Proposal 4:	Proposal 5:
Election of Directors	Ratification of Appointment of Ernst & Young LLP	Reapproval of Performance Goals Under Annual Incentive Plan	Advisory Vote on Executive Compensation (see page 20)	Advisory Vote on Frequency of Advisory Votes on Executive Compensation
Our executive compensation program consists primarily of base salary, annual cash incentive compensation and long-term equity incentive compensation. We emphasize long-term equity incentive compensation over annual cash incentive compensation to reinforce the importance of shareholder value creation over longer periods of time. In addition, a significant portion of executive compensation is at risk to align with the interests of our shareholders and support our pay-for-performance philosophy. The below charts show the portion of our Chief Executive Officer’s and the average of the other named executive officers’ 2016 target total direct compensation that was allocated to each component of direct compensation and the percentage of target total direct compensation that was at risk.

Chief Executive Officer		Other Named Executive Officers (Average)

83% of Target
Compensation At-Risk
$925,000
$1,017,500
$3,400,000

74% of Target
Compensation At-Risk
$488,333
$383,833
$1,036,667

At-Risk Compensation	Target LTI Award Value	Target AIP Award	Base Salary

In addition to our emphasis on long-term and at-risk compensation, our current compensation policies and practices reflect our pay-for-performance philosophy and support long-term shareholder value:

☑	DO enhance retention and alignment with long-term shareholder value through multi-year performance periods and vesting cycles	☒	DO NOT provide executive officers with excessive perquisites or other personal benefits

☑	DO balance cash and equity compensation with a strong emphasis on performance-based and at-risk compensation	☒	DO NOT permit our directors, officers and employees to engage in hedging transactions in our securities or pledge our securities

☑	DO enable the Compensation Committee to recoup incentive compensation in the event of a material financial restatement	☒	DO NOT have employment agreements with our executive officers or provide single-trigger change in control benefits

☑	DO require executive officers and directors to own and retain common shares that have significant value to strengthen alignment with shareholder interests	☒	DO NOT provide executive officers with guaranteed minimum payouts or uncapped incentive award opportunities

☑	DO provide incentive award opportunities based on performance with respect to metrics that promote long-term shareholder value	☒	DO NOT pay dividends on equity awards prior to vesting

☑	DO adjust incentive plan performance to exclude the impact of share repurchase activity	☒	DO NOT provide excise tax gross-up protection for severance benefits

☑	DO assess the competitiveness of our executive compensation program by comparison to the median of a group of peer companies, as well as broader survey data	☒	DO NOT set target performance goals at easily achievable or “business-as-usual” levels

Proposal 1:	Proposal 2:	Proposal 3:	Proposal 4:	Proposal 5:
Election of Directors	Ratification of Appointment of Ernst & Young LLP	Reapproval of Performance Goals Under Annual Incentive Plan	Advisory Vote on Executive Compensation	Advisory Vote on Frequency of Advisory Votes on Executive Compensation (see page 21)
The Board of Directors recommends that you vote for every ONE YEAR with respect to the frequency of advisory votes on executive compensation. The Board believes that the annual time period between advisory votes enhances the Board’s understanding of the reasons for positive or negative vote results and is consistent with our corporate governance principles that encourage regular engagement with shareholders. This annual feedback has enabled the Board to modify the compensation program in response to shareholder input. For example, following the 2012 Annual Meeting, at which fewer than 80% of shares were voted FOR our executive compensation program, the Board approved changes to our incentive compensation plans that contributed to shareholder support in excess of 95% at each of our subsequent annual meetings.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE CONVERGYS CORPORATION ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2017:
As permitted by Securities and Exchange Commission (the “SEC”) rules, we are furnishing our proxy materials, which include this Proxy Statement and our 2016 Annual Report to Shareholders, to shareholders by providing access to the proxy materials on the Internet at www.edocumentview.com/cvgb. We are mailing shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials and how to vote by proxy online. Shareholders who would like to receive a printed copy of the proxy materials should follow the instructions included in the Notice.
VOTING YOUR SHARES AND ATTENDING THE ANNUAL MEETING
Who May Vote
You may vote if you were a holder of Convergys Corporation (“Convergys” or the “Company”) common shares, without par value (“Common Shares”), as of the close of business on February 27, 2017 (the “record date”). Each Common Share has one vote on each matter presented for action at the Annual Meeting of Shareholders (the “Annual Meeting”).
How to Vote
The Company’s Board of Directors (the “Board”) is asking for your proxy in advance of the Annual Meeting. Giving your proxy means that you authorize the individuals designated as proxies to vote your Common Shares at the Annual Meeting in the manner you direct. You may give your proxy or otherwise vote your Common Shares in one of several ways, depending on how you hold your shares.
Shareholders of Record. If your Common Shares are registered directly in your name with the Company’s transfer agent, you are considered the “shareholder of record” of those shares and you may:

(
Vote your shares by proxy by calling (800) 652-8683, 24 hours a day, seven days a week until 1:00 a.m. Eastern Daylight Time on April 26, 2017. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR
8
Vote your shares by proxy by visiting the website www.envisionreports.com/cvgb, 24 hours a day, seven days a week until 1:00 a.m. Eastern Daylight Time on April 26, 2017. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR
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If you have requested or receive paper copies of our proxy materials by mail, vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

OR
I
Vote your shares by attending the Annual Meeting in person and submitting your proxy card as instructed (if you have requested paper copies of our proxy materials) or completing a ballot that will be distributed at the Annual Meeting.

For information about Common Shares registered in your name, call Computershare toll free at (888) 294-8217 or access your account via the Internet at www.computershare.com/investor.
Beneficial Owners. If your Common Shares are held in a brokerage account or by a bank or other nominee, your broker, bank or other nominee is considered the “shareholder of record” and you are considered the “beneficial owner” of the shares. In this case, your broker, bank or other nominee is responsible for providing you with instructions on how to vote. If you are a beneficial owner and want to vote your shares in person at the Annual Meeting, contact your broker, bank or other nominee to obtain a legal proxy or broker’s proxy card that you should bring to the Annual Meeting to demonstrate your authority to vote.
If you do not instruct your broker, bank or other nominee on how to vote your shares, it will have discretionary authority, under New York Stock Exchange (“NYSE”) rules, to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2017 (Proposal 2). However, your broker, bank or other nominee will not be permitted to vote your shares (a “broker non-vote”) on the election of directors (Proposal 1), the reapproval of the performance goals under the Annual Incentive Plan (Proposal 3), the advisory vote to approve our executive compensation (Proposal 4) or the advisory vote on the frequency of advisory votes on executive compensation (Proposal 5).

Voting by Proxy. Your vote by proxy covers all Common Shares registered in your name. If you vote your shares by proxy (whether on the Internet, by toll-free telephone call or by returning a proxy card by mail) and you do not direct specific voting instructions, the shares represented will be voted consistent with the Board’s recommendations:

•	FOR the election of all nine director nominees named in this Proxy Statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2017;

•	FOR the reapproval of the performance goals under the Convergys Corporation Annual Executive Incentive Plan;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	For every ONE YEAR, on an advisory basis, as to the frequency of advisory votes on our executive compensation; and

•	In the discretion of the proxy holders on any other matters properly brought before the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please vote by proxy on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card.

401(k) Plan Shares. If you own Common Shares in the Convergys Corporation Retirement and Savings Plan (the “401(k) Plan”), your proxy card also covers those shares. The trustee of the 401(k) Plan will vote your 401(k) Plan shares as directed by you. If you do not provide voting instructions, the trustee of the 401(k) Plan will vote your 401(k) Plan shares in proportion to the voting instructions it has received.
How to Change or Revoke Your Vote
Your presence at the Annual Meeting will not automatically revoke your prior vote by proxy. If you are a shareholder of record, you may change or revoke your vote by proxy if you:

•	Deliver a written notice of revocation to our Corporate Secretary prior to votes being cast at the Annual Meeting;

•	Execute and return a later-dated proxy prior to votes being cast at the Annual Meeting;

•	Cast a new vote by proxy on the Internet or by toll-free telephone call before 1:00 a.m. Eastern Daylight Time, on April 26, 2017; or

•	Attend the Annual Meeting and vote in person.
If you are a beneficial owner, follow the instructions provided by your broker, bank or other nominee to revoke your vote by proxy, if applicable.
How to Attend the Annual Meeting
To attend the Annual Meeting, please be prepared to present photo identification and satisfactory proof of share ownership as of the record date. Proof of share ownership can be accomplished by presenting the admission ticket included on your Notice or, if you request a paper copy of the proxy materials, your proxy card or, if you are a beneficial owner, a brokerage statement or letter from your broker, bank or other nominee indicating that you beneficially owned shares on the record date. For the safety and security of our shareholders, you will be denied admittance to the Annual Meeting if you fail to present photo identification and proof of share ownership or if you otherwise refuse to comply with our security procedures or the rules of conduct for the meeting.
Quorum
We will have a quorum to conduct business at the Annual Meeting if holders of a majority of the outstanding Common Shares as of the close of business on the record date are present or represented by proxy. Shares held by shareholders who abstain from voting or whose shares are represented by broker non-votes on any proposal will be included as shares present at the Annual Meeting for purposes of determining a quorum.

CORPORATE GOVERNANCE
Governance Policies
Our Governance Principles, Code of Business Conduct and Financial Code of Ethics are available on the “Corporate Governance” page of our website at www.convergys.com, and copies of each may be obtained, upon request, from our Corporate Secretary. Our Governance Principles contain information about the structure and functioning of the Board, including with respect to committee composition, independence, membership criteria, mandatory retirement, compensation and share ownership. Our Code of Business Conduct, with which our directors, officers and employees must comply, establishes legal and ethical standards for conducting our business, including in accordance with applicable NYSE listing standards and SEC regulations. We also maintain a separate Financial Code of Ethics for the Chief Executive Officer and senior financial officers, which supplements the generally applicable Code of Business Conduct and promotes full and accurate financial reporting. Waivers from, and amendments to, our Code of Business Conduct or our Financial Code of Ethics that apply to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or persons performing similar functions will be timely posted on our website at www.convergys.com. The information on our website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.
Related Party Transactions
Our written related party transactions policy requires the Audit Committee to review any transaction or series of transactions involving at least $120,000 in which the Company was or is to be a participant and in which any related party (directors, executive officers, holders of more than five percent of the Common Shares and immediate family members of any of the foregoing) has a direct or indirect material interest (each a “related party transaction”). The Audit Committee will ratify or approve a related party transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the Company and that either the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, or the products or services being acquired are of a nature, quantity or quality, or on other terms, that are not readily available from other sources. Executive officer and non-employee director compensation authorized by the appropriate Board committee is not considered a related party transaction.
Since January 1, 2016, there have been no related party transactions and, as of the date of this Proxy Statement, no related party transactions are proposed.
Risk Management
The Board, directly and indirectly through its committees, oversees the Company’s risk management process. The Board and the Audit Committee monitor the Company’s credit risk, liquidity risk, regulatory risk, information security risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors and other advisors. In its periodic meetings with management, internal auditors and the Company’s independent registered public accounting firm, the Audit Committee discusses the scope and plan for the internal audit, the Company’s accounting and financial controls, and the Company’s business risks and compliance programs. The Board and the Governance and Nominating Committee monitor the Company’s governance and succession risk (including executive officer succession planning) by regular review with management and outside advisors. As described below, the Board and the Compensation and Benefits Committee monitor the Company’s compensation policies and related risks by regular reviews with management and the Committee’s outside advisors.
Compensation Risk Assessment. In consultation with the Board and the Board’s independent compensation consultant, members of management from the Company’s Human Resources and Legal departments annually assess whether the Company’s compensation policies and practices encourage excessive or inappropriate risk-taking by our employees, including employees other than our named executive officers. The assessment conducted in 2016 included a review of the risk characteristics of our business, our internal controls and related risk management programs, the design of our incentive plans and policies, and the impact of risk mitigation features.
Management reported its findings to the Compensation and Benefits Committee, and after review and discussion, the Committee concluded that our compensation programs do not encourage executive officers or other employees to take unnecessary or excessive risks that are reasonably likely to have a material adverse effect on our business. Factors considered by the Committee as part of its review include:

•	Our executive compensation program reflects an appropriate mix of compensation elements and balances annual and long-term performance objectives and cash and equity compensation.

•	A significant portion of our executive compensation program is performance-based and aligned with the long-term interests of our shareholders.

•	We use a combination of performance metrics that are consistent with our business objectives and correlate to long-term shareholder value.

•	Our performance goals are set at levels that we believe are reasonable in light of past performance and market conditions.

•
Our performance-based incentive compensation opportunities are plotted along a continuum and are not highly leveraged; incentive opportunities promote disciplined progress toward long-term goals, and all payouts are capped at pre-established maximum levels.

•
Our long-term incentive awards are comprised of time-based and performance-based awards that vest, if at all, over a three-year period to focus our management on long-term performance and to enhance retention.

•
We regularly evaluate the compensation programs and levels of a group of peers with comparable sizes and businesses to maintain the competitiveness and market appropriateness of our compensation programs in light of our industry, size and performance.

•	Compensation opportunities are reviewed and established annually after a thorough review of peer compensation and broader market practices and input from an independent compensation consultant.

•
Our share ownership guidelines require our named executive officers to hold a significant level of our Common Shares so that each executive has personal wealth tied to the long-term success of the Company and is thereby aligned with shareholders’ interests.

BOARD OF DIRECTORS
Leadership Structure
The Board regularly considers its leadership structure and believes that it is important to retain the flexibility to determine the appropriate leadership structure from time to time. Although the Board does not believe the Chief Executive Officer (“CEO”) and Chairman positions should be separate in all circumstances, the Board has separated these roles since April 2007 to enable the CEO to focus on the Company’s operations, while the Chairman focuses on leading the Board in its responsibilities. The Board also designates a Presiding Director, who plays a key role in communications between the Board and the CEO and has authority under the Governance Principles to convene meetings of independent directors and to lead executive sessions of independent directors. Under the Governance Principles, the Chairman is generally designated as the Presiding Director unless the Chairman is not independent, in which case the Board designates a lead director from among the independent directors to serve as the Presiding Director.
Mr. Fox has served as Chairman since November 2012, and Mr. Nelson has served as lead independent director and Presiding Director since May 2013. Although the Board has determined Mr. Fox to be independent, in light of Mr. Fox’s employment as our Executive Chairman of the Board from November 2012 to April 2013 and as our President and CEO from February 2010 to October 2012, the Board has continued to appoint a lead independent director and has determined that Mr. Fox will not serve on the Audit, Compensation and Benefits, or Governance and Nominating Committee at this time.
Director Independence
The Board annually reviews the independence of each director. Our Governance Principles require that a majority of the Board members qualify as independent directors under the NYSE listing standards. Based on the information provided by each director and the Board’s most recent review, the Board has determined that each director, other than Ms. Ayers, qualifies as independent. Ms. Ayers is not considered independent due to her current employment as our Chief Executive Officer.
In evaluating the independence of Messrs. Monahan and Nelson, the Board considered the following commercial transactions, each of which involved less than one-tenth of one percent (0.1%) of such other entity’s gross revenues for such year:

•
Mr. Monahan’s service as a director and CEO of CEB, Inc. (“CEB”), from which Convergys has purchased subscription-based benchmarking tools and data (approximately $0.1 million in 2016 and less than $0.1 million in each of 2015 and 2014); and

•
Convergys’ payments for automobile rental services (approximately $0.4 million in each of 2016, 2015 and 2014) provided by Avis Budget Group, Inc., for which Mr. Nelson is Executive Chairman of the Board and served as CEO prior to his retirement in December 2015.

The Board has determined that the above relationships do not affect the ability of Messrs. Monahan or Nelson to exercise independent judgment in carrying out their responsibilities as members of the Board.

Director Qualifications and Nomination Process
The Governance and Nominating Committee is responsible for identifying, screening and recommending persons for nomination by the Board for election as directors. In accordance with the Governance Principles and with oversight from the Board, the Governance and Nominating Committee regularly assesses the skills and characteristics needed by the Board, including judgment, experience, accountability and integrity, financial literacy, leadership, industry knowledge and independence, in the context of the current composition of the Board and the Board’s succession plan. Although the Board does not have a formal diversity policy, the Board believes that a variety of experiences and points of view contributes to a more effective decision-making process and considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.
In determining whether to nominate an individual for election or an incumbent director for re-election, the Governance and Nominating Committee and the Board consider the factors described above as well as an incumbent director’s attendance at meetings, achievement of satisfactory performance and such other matters they deem appropriate. These factors are considered in the judgment of the Governance and Nominating Committee and the Board, and no rigid formula or weighting is applied.
Suggestions for director nominees can be brought to the Board’s attention by the Governance and Nominating Committee, by individual members of the Board or by shareholders. The Governance and Nominating Committee also has the authority to engage third-party services to assist in identifying and evaluating qualified director candidates. Candidates recommended by shareholders are evaluated in the same manner as candidates recommended by others. To recommend an individual for nomination, a shareholder should submit the candidate to the Governance and Nominating Committee by certified mail, return receipt requested, at Convergys Corporation, Attention: Corporate Secretary, P.O. Box 1895, 201 East Fourth Street, Cincinnati, Ohio 45201-1895. Our Governance Principles establish requirements for nominee recommendations, including a letter certifying that the person making the recommendation is a shareholder and providing the name, address and biographical history of the proposed nominee and a signed statement from the candidate consenting to be named as a nominee and, if nominated and elected, to serve as a director. Recommendations for nominees for election at the 2018 Annual Meeting of Shareholders must be received by the close of business on November 15, 2017.
Retirement Policy
Our Governance Principles require that a director retire from the Board effective at the Annual Meeting of Shareholders following the director’s 72nd birthday unless the Governance and Nominating Committee extends the applicable retirement date. The Governance Principles also require a director to tender his or her resignation upon a change in the director’s personal or business status, including a change in the director’s company or institutional affiliation, employment status or job responsibilities. The Governance and Nominating Committee will consider the changed circumstances and recommend to the Board whether to accept or decline the resignation.
Meetings
The Board held six meetings in 2016, four of which included executive sessions of the non-employee directors without management present. Each of the Board’s committees also met in executive session, generally at the end of each committee meeting. Each director attended at least 80% of the total number of meetings of the Board and the committees on which he or she served. Directors are expected to attend the Annual Meeting of Shareholders, and all directors attended the 2016 Annual Meeting.
Contacting the Board
Shareholders and other interested parties can send written communications to one or more directors at the following address: Convergys Corporation, P.O. Box 1895, 201 East Fourth Street, Cincinnati, Ohio 45201-1895. Correspondence to the lead independent director should be sent Attention: Presiding Director, and correspondence to the independent directors as a group should be sent Attention: Independent Directors.

BOARD COMMITTEES
Our Board has four standing committees: Audit; Compensation and Benefits; Executive; and Governance and Nominating. Each committee, except the Executive Committee, is comprised solely of directors that are independent under applicable NYSE rules and has a written charter that can be found on the “Corporate Governance” page of the Investors section of our website at www.convergys.com. Copies of the committee charters are also available in printed form to any shareholder who submits a request to our Corporate Secretary. The information on our website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.
In 2017, the Board agreed in principle to a committee rotation policy that will generally limit committee chair assignments for the Audit, Compensation and Benefits, and Governance and Nominating Committees to five years. The policy is intended to promote diversity of viewpoints on each of the committees and foster a broad understanding of the committees’ roles and responsibilities by each of our directors. In connection with this policy, the Board expects to designate a new committee chair for each of the Audit and the Compensation and Benefits Committees at the start of the Board service year following the Annual Meeting.

AUDIT	Current Members: Beebe, Devenuti, Herman, Wallman (Chair) Audit Committee Financial Experts: Beebe, Devenuti, Herman, Wallman	Seven Meetings in 2016
Key Responsibilities
• Oversee the integrity of our financial statements
• Oversee our compliance with legal and regulatory requirements
• Appoint the Company’s independent registered public accounting firm and assess the independent accountants’ qualifications and independence

• Review the performance of our internal audit function and the independent accountants
• Oversee our system of disclosure controls and system of internal controls
• Meet periodically in executive session with internal auditors and the independent registered public accounting firm

Richard F. Wallman, Chair
Report of the Audit Committee. The Audit Committee is comprised solely of independent directors. Each of the current members of the Audit Committee is financially literate and an audit committee financial expert. No current member of the Audit Committee serves on the Audit Committee of more than three public companies.
The Audit Committee provides oversight regarding the Company’s financial reporting and accounting practices, including the integrity of its financial statements, and undertakes the other duties and responsibilities described above. The Audit Committee’s duties and responsibilities are set forth in a charter that has been approved by the Board.
The Company’s management is responsible for the preparation of the Company’s financial statements, its accounting and financial reporting principles, and internal controls and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. Independent public accountants have the responsibility for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with GAAP and the effectiveness of the Company’s internal control over financial reporting. During 2016, Ernst & Young LLP (“EY”) served as the Company’s independent public accountants.
The Audit Committee reviewed, and discussed with management and EY, the Company’s audited financial statements as of, and for the fiscal year ended, December 31, 2016. During 2016, the Audit Committee also reviewed each of the Company’s quarterly earnings releases and reviewed, and discussed with management and EY, the interim financial information contained in each of the Company’s Quarterly Reports on Form 10-Q. In connection with these reviews, the Audit Committee discussed and reviewed with the independent public accountants matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communication with Audit Committees) and, with and without management present, discussed and reviewed the results of the EY’s examination of the financial statements and internal control over financial reporting. The Audit Committee also reviewed and discussed the results of the internal audit examinations.
In the performance of its oversight function, the Audit Committee discussed with management, the internal auditors and the independent public accountants the quality and adequacy of the Company’s internal controls, disclosure controls and procedures, and the internal audit department’s responsibilities, budget and staffing. In 2016, the Audit Committee regularly reviewed the status of the Company’s efforts to ensure continued compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requirements relating to effective internal control over financial reporting. The Audit Committee reviewed with both the independent public accountants and the internal auditors their audit plans, audit scope and identification of audit risks. The Audit Committee received updates on legal issues from the Company’s General Counsel and any reports of accounting or auditing complaints received on the Company’s Ethics Hotline. The Audit Committee also reviewed and approved the Company’s Financial Code of Ethics for the CEO and senior financial officers.
In discharging its oversight responsibility related to the audit process, the Audit Committee obtained from EY written disclosures regarding auditors’ independence as required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence.” In accordance with the foregoing standard, the Audit Committee discussed with EY matters related to EY’s independence and satisfied itself as to the firm’s independence. The Audit Committee also considered the compatibility of non-audit services with the firm’s independence. The Audit Committee has determined that the provision of certain non-audit services is compatible with maintaining the independence of EY as the Company’s independent public accountants, subject to ongoing review and approval by the Audit Committee.
The Audit Committee is responsible for appointment and oversight of the Company’s independent public accountants. In connection with this responsibility, the Audit Committee reviews EY’s recent and historical performance on the Company’s audit. The Audit Committee also reviews and considers recent PCAOB reports on EY and its peer firms, as well as EY’s tenure and familiarity with the Company’s operations, accounting policies and practices, and internal control over financial reporting. Furthermore, in connection with the mandated rotation of a public accounting firm’s lead engagement partner, the Audit Committee is directly involved in the selection of EY’s lead engagement partner. The Audit Committee, based on its review process, reappointed EY as the Company’s independent registered public accounting firm for fiscal year 2017.
Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC. The Board approved this recommendation.
Audit Committee
Richard F. Wallman, Chair
Cheryl K. Beebe
Richard R. Devenuti
Joan E. Herman

COMPENSATION	Current Members: Devenuti, Gibbs (Chair), Monahan	Five Meetings in 2016
Key Responsibilities
• Oversee our executive compensation plans and programs
• Review and recommend changes to executive compensation to align management’s and shareholders’ interests
• Review and evaluate the performance of our CEO against corporate goals and objectives

• Review and recommend to the full Board the compensation of our CEO
• Review the performance of our other executive officers and approve their compensation
• Review and recommend to the full Board the compensation of our non-employee directors

Joseph E. Gibbs, Chair
Compensation Process. The CEO, with input from our Vice President of Compensation and Benefits, provides recommendations to the Compensation and Benefits Committee regarding the general design of the Company’s compensation plans as well as the compensation of the other executive officers. The CEO is not present when the CEO’s compensation is approved at Compensation and Benefits Committee and Board meetings.
In accordance with the Committee’s Charter, the Compensation and Benefits Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants, outside counsel or other advisors to the Committee, including the sole authority to approve the consultant’s or advisor’s fees and other retention terms. In 2016, the Compensation and Benefits Committee engaged an independent outside consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”), to provide advice on, and assist the Committee in its review of, executive officer and non-employee director compensation matters. FW Cook has no other business relationship with the Company. When appropriate, the Compensation and Benefits Committee meets with its independent compensation consultant without management present.
From time to time, management may also retain consultants to research and present information to management related to compensation trends and “best practices” in executive officer and non-employee director compensation. Executive compensation databases and other resources provided by consulting firms help establish a foundation for the Committee’s benchmarking process, which in turn serves as part of the basis for setting levels of compensation for each of the executive officers and non-employee director compensation.

Compensation and Benefits Committee Interlocks and Insider Participation. No member of the Compensation and Benefits Committee is a current or former officer or employee of the Company, or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. No member of the Board is an executive officer of another company for which an executive officer of the Company serves as a director.
Report of the Compensation and Benefits Committee. The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities Act of 1933 and, based on that review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
Compensation and Benefits Committee
Joseph E. Gibbs, Chair
Richard R. Devenuti
Thomas L. Monahan III

EXECUTIVE	Members: Ayers, Fox (Chair), Gibbs, Nelson, Wallman	No Meetings in 2016
Key Responsibilities
• Able to act on behalf of the Board, if and when necessary, on most matters between regular Board meetings
Jeffrey H. Fox, Chair

GOVERNANCE	Members: Herman, Monahan, Nelson (Chair)	Three Meetings in 2016
Key Responsibilities
• Evaluate and recommend director nominees
• Monitor the functions of Board committees and conduct evaluations of the Board and its committees
• Review and respond to shareholder proposals and concerns
• Review our corporate governance and recommend to the Board appropriate governance principles, policies and procedures • Assist the Board in reviewing and monitoring management succession planning
Ronald L. Nelson, Chair

DIRECTOR COMPENSATION
The Compensation and Benefits Committee periodically reviews compensation paid to our non-employee directors and makes recommendations for adjustments, as appropriate, to the full Board. The Committee seeks to maintain a market competitive director compensation program and, with the assistance of its independent compensation consultant, benchmarks our director compensation program from time to time against the peer group we use to evaluate our executive compensation program, as well as broader survey data. See “Compensation Discussion and Analysis—Compensation Philosophy and Process.” At the time of the Committee’s most recent review in November 2016, the total annual cash and equity compensation paid to our non-employee directors was between the 25th percentile and the median of our peer group.
Our non-employee director compensation is comprised of the following components:

•
Annual Cash Retainer: Each non-employee director receives an annual cash retainer of $90,000, the non-executive Chairman receives an additional annual cash retainer of $100,000 and the lead independent director receives an additional annual cash retainer of $25,000.

•
Annual Stock Award: Each non-employee director receives an annual award of $115,000 of time-based restricted stock units (“TRSUs”). The annual TRSU award was increased by the Board in April 2016 from $100,000 to remain competitive with the median of the competitive market data.

•
Committee Fees: The Audit Committee chair receives an annual retainer of $25,000, and each other Audit Committee member receives an annual retainer of $10,000, both paid one-half in cash and one-half in TRSUs. The chairs of the Compensation and Benefits Committee and the Governance and Nominating Committee receive annual retainers of $17,500 and $15,000, respectively, each paid one-half in cash and one-half in TRSUs. The Audit Committee chair retainer and the Compensation and Benefits Committee chair retainer were increased by the Board in April 2016 from $20,000 and $15,000, respectively, to remain competitive with the median of the competitive market data.

The number of TRSUs granted to each director is generally determined by reference to the average closing price of our Common Shares over a ten trading day measurement period approved by the Board to limit the impact of temporary price fluctuations. As a result, the grant date fair values reported in the 2016 Director Compensation table below, which are based on the closing price on the grant date, differ from the sum of each director’s annual stock award and the equity portion of such director’s committee fees. TRSUs granted to non-employee directors generally vest on the date of the subsequent Annual Meeting of Shareholders (or earlier in the case of death, disability or retirement) and are payable in Common Shares upon vesting or, at the election of the director, upon the director’s separation from service.
The Company’s Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Compensation Plan”) was frozen, effective January 1, 2012, and no subsequent deferrals to the Director Deferred Compensation Plan are permitted. Existing account balances will be paid, in a lump sum or up to 10 annual installments, following the director’s departure from the Board or in the event of a Change of Control in accordance with the terms of the Director Deferred Compensation Plan.
2016 Director Compensation
The following table sets forth the compensation paid to, or earned by, each non-employee director in fiscal year 2016.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
John F. Barrett(2)	$30,000	—	—	$30,000
Cheryl K. Beebe	$95,000	$123,121	—	$218,121
Richard R. Devenuti	$95,000	$123,121	—	$218,121
Jeffrey H. Fox	$190,000	$117,991	—	$307,991
Joseph E. Gibbs	$98,438	$126,976	—	$225,414
Joan E. Herman	$95,000	$123,121	—	$218,121
Thomas L. Monahan III	$90,000	$117,991	—	$207,991
Ronald L. Nelson	$122,500	$125,700	—	$248,200
Richard F. Wallman	$101,875	$130,830	—	$232,705

(1)
Reflects the grant date fair values of the TRSUs granted to our non-employee directors in 2016, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). The values of the TRSUs were calculated using the closing price of our Common Shares on the grant date. As of December 31, 2016, the aggregate number of unvested TRSUs and the aggregate number of shares underlying unexercised stock options (all of which were vested) held by each non-employee director were as follows:

Name	Unvested TRSUs	Shares Underlying Unexercised Stock Options
John F. Barrett	—	—
Cheryl K. Beebe	4,440	—
Richard R. Devenuti	4,440	—
Jeffrey H. Fox	4,255	350,000
Joseph E. Gibbs	4,579	—
Joan E. Herman	4,440	—
Thomas L. Monahan III	4,255	—
Ronald L. Nelson	4,533	—
Richard F. Wallman	4,718	—

(2)	Mr. Barrett retired from the Board effective April 14, 2016.

PROPOSALS REQUIRING YOUR VOTE
Proposal No 1: Election of Directors
The Board currently has nine directors. Each director is elected to serve a one-year term that expires at the next Annual Meeting of Shareholders or until the director’s successor is duly elected and qualified. Upon the recommendation of the Governance and Nominating Committee, the Board has nominated for election as directors at the Annual Meeting the nine persons named below, each of whom is currently serving on the Board.
You may vote for all, some or none of the director nominees. Common Shares as to which the authority to vote is withheld are not counted toward the election of the director nominees specified on the proxy. Under Ohio law, the nominees receiving the greatest number of votes “for” will be elected as directors. However, under the Company’s Code of Regulations, if any director receives a greater number of “withhold” votes than votes “for” in an uncontested election, the director must promptly tender his or her resignation to the Board. The Governance and Nominating Committee will consider the resignation and make a recommendation to the Board. The Board will determine whether to accept or reject the resignation within 90 days following certification of the shareholder vote taken at the Annual Meeting of Shareholders and will promptly disclose its decision.
We anticipate that all nominees listed below will stand for election at the Annual Meeting. However, if any nominee is not a candidate at that time for any reason, proxies (excluding broker non-votes) will be voted for a substitute nominee designated by the Board. Proxies submitted without direction will be voted for each director nominee named below. Broker non-votes will have no effect.
THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES SET FORTH BELOW.

Age: 53	Director since: Oct. 2012	Executive Committee
Business Experience:	2012 - Present: President and CEO, Convergys Corporation 2010 - 2012: COO, Convergys Customer Management Group Inc. 2008 - 2012: President, Convergys Customer Management Group Inc.
Other Directorships:	Stanley Black & Decker, Inc. (NYSE: SWK)
Skills & Qualifications:
Chosen to serve based upon her industry experience, leadership, and extensive knowledge of our business. With this background, including over 20 years of experience with the Company (or its predecessor), she is uniquely qualified to understand the Company’s challenges and opportunities.

ANDREA J. AYERS President and CEO, Convergys Corporation

	Age: 61	Director since: Jan. 2015	Audit Committee
Business Experience:
2014: Advisor to the CEO, Ingredion Incorporated (f/k/a Corn Products International, Inc.), a leading global provider of ingredient solutions to diversified industries
2010 - 2014: EVP & CFO, Ingredion Incorporated
2004 - 2010: CFO, Ingredion Incorporated
2002 - 2004: Vice President, Finance, Ingredion Incorporated
1999 - 2004: Vice President, Ingredion Incorporated
1997 - 2004: Treasurer, Ingredion Incorporated

	Other Directorships:	Packaging Corporation of America (NYSE: PKG)
CHERYL K. BEEBE Retired EVP & CFO, Ingredion Incorporated	Skills & Qualifications:
Chosen to serve based upon her leadership experience and judgment, prior CFO experience, including broad international and transactional experience, Audit Committee experience, and diversity of viewpoint and experience.

	Age: 59	Director since: Aug. 2009	Audit Committee Compensation Committee
Business Experience:
2010 - 2015: President, Information Intelligence Group, a division of EMC Corporation, a leading developer and provider of information infrastructure technology and solutions
2008 - 2010: Senior Vice President, EMC Corporation
2003 - 2007: Corporate Senior Vice President, Microsoft Corporation
1999 - 2003: Vice President and Chief Information Officer, Microsoft Corporation

	Other Directorships:	St. Jude Medical Inc. (NYSE: STJ) (2001 - 2017)
RICHARD R. DEVENUTI Retired Division President, EMC Corporation	Skills & Qualifications:
Chosen to serve based upon his leadership experience and judgment, prior experience as a CIO, controller and contact center operations leader, industry knowledge in technology and customer care, as well as his diversity of viewpoint and experience.

	Age: 55	Director since: Feb. 2009	Executive Committee (Chair)
Business Experience:
2013 - Present: Non-executive Chairman, Convergys Corporation
2009 - Present: Principal, The Circumference Group
2012 - 2013: Executive Chairman, Convergys Corporation
2010 - 2012: President and CEO, Convergys Corporation
2009 - 2010: CEO, The Circumference Group
2007 - 2008: COO, Alltel Corporation
2003 - 2007: Group President, Shared Services, Alltel Corporation

	Other Directorships:	Avis Budget Group, Inc. (NASDAQ: CAR)
JEFFREY H. FOX Chairman of the Board, Convergys Corporation	Skills & Qualifications:
Chosen to serve based upon his leadership experience and judgment, CEO and transactional experience, communications and billing industry knowledge, as well as his diversity of viewpoint and experience.

Age: 67	Director since: Dec. 2000	Compensation & Benefits Committee (Chair) Executive Committee
Business Experience:	2002 - Present: Chairman, Gibbs Investments, LLC 1991 - 2001: Co-Founder, Vice Chairman, President and CEO, TGC, Inc. (The Golf Channel)
Other Directorships:	None
Skills & Qualifications:	Chosen to serve based upon his leadership experience and judgment, prior CEO and Board Chairman experience, cable and billing industry knowledge, as well as his diversity of viewpoint and experience.
JOSEPH E. GIBBS Chairman, Gibbs Investments, LLC

	Age: 63	Director since: Dec. 2011	Audit Committee Governance & Nominating Committee
Business Experience:
2008 - Present: President and CEO, Herman & Associates LLC, a health care and management consulting firm
1998 - 2008: Various senior management positions with Anthem, Inc. (f/k/a Wellpoint, Inc.), a leading managed health care company, most recently serving as President and CEO, Consumer Business Unit

	Other Directorships:	HealthSouth (NYSE: HLS) Qualicorp SA (BM&FBOVESPA: QUAL3.SA) (2010 - 2013) MRV Communications, Inc. (NASDAQ: MRVC) (2009 - 2012)
Skills & Qualifications:
Chosen to serve based upon her leadership experience and judgment, prior and current experience as President and CEO, health care and insurance industry knowledge, as well as her diversity of viewpoint and experience.

JOAN E. HERMAN President and CEO, Herman & Associates LLC

	Age: 50	Director since: Feb. 2008	Compensation & Benefits Committee Governance & Nominating Committee
Business Experience:
2008 - Present: Chairman and CEO, CEB, Inc. a provider of advanced research and analytics to deliver insights, tools and solutions to member companies
2005 - 2008: CEO, CEB, Inc.
2002 - 2005: General Manager of the Finance, Legal & Administration, Strategy & Innovation, Information Technology and Operations Divisions, CEB, Inc.

	Other Directorships:	CEB, Inc. (NYSE: CEB)
THOMAS L. MONAHAN III Chairman and CEO, CEB, Inc.	Skills & Qualifications:
Chosen to serve based upon his leadership experience and judgment, CEO and Board Chairman experience, as well as industry knowledge in data and customer analytics and his diversity of viewpoint and experience.

	Age: 64	Director since: Aug. 2008	Executive Committee Governance & Nominating Committee (Chair)
Business Experience:
Present: Executive Chairman, Avis Budget Group, Inc., a global provider of vehicle rental services
2006 - 2015: Chairman and CEO, Avis Budget Group, Inc.
2003 - 2006: President and CFO, Cendant Corporation

	Other Directorships:	Avis Budget Group, Inc. (NASDAQ: CAR) Hanesbrands Inc. (NYSE: HBI) Viacom Inc. (NASDAQ: VIA, VIAB)
RONALD L. NELSON Executive Chairman, Avis Budget Group, Inc.	Skills & Qualifications:
Chosen to serve based upon his leadership experience and judgment, global business and transactional experience, including as a CEO, Board Chairman and CFO, and his diversity of viewpoint and experience.

	Age: 66	Director since: June 2007	Audit Committee (Chair) Executive Committee
	Business Experience:	1995 - 2003: SVP and CFO, Honeywell International, Inc.
Other Directorships:
Wright Medical Group N.V. (NYSE: WMGI)
Charles River Laboratories (NYSE: CRL)
Roper Technologies, Inc. (NYSE: ROP)
Extended Stay America, Inc., ESH Hospitality, Inc. (NYSE: STAY)*
Dana Holding Corporation (NYSE: DAN) (2010 - 2013)
Ariba, Inc. (formerly NASDAQ: ARBA) (2002 - 2012)

RICHARD F. WALLMAN Retired SVP and CFO, Honeywell International, Inc.	Skills & Qualifications:
Chosen to serve based upon his leadership experience and judgment, prior CFO and extensive Audit Committee experience, diversified manufacturing industry knowledge, as well as his diversity of viewpoint and experience.

* Extended Stay America, Inc. and ESH Hospitality, Inc. are affiliated companies that trade together on the NYSE. ESH Hospitality, Inc. has announced that Mr. Wallman intends to resign from its Board of Directors, effective upon the election of his successor at the next annual meeting of shareholders of ESH Hospitality, Inc.

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed EY as the independent registered public accounting firm to audit the Company’s financial statements for fiscal year 2017. Although ratification by our shareholders is not required by law or our Code of Regulations, we are submitting the appointment for ratification at the Annual Meeting because the Board values the opinion of our shareholders. You may vote for, against or abstain from voting on this proposal. The affirmative vote of a majority of the Common Shares represented, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions will be counted as votes cast and will have the same effect as a vote against the proposal. Broker non-votes will have no effect. Proxies submitted without direction will be voted for the ratification of the appointment of EY as our independent registered public accounting firm for fiscal 2017.
If our shareholders fail to ratify the selection of EY, the Audit Committee will reconsider whether or not to retain that firm but will be under no obligation to select a new firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the Company and its shareholders.
We expect that representatives of EY will attend the Annual Meeting to respond to appropriate questions and have an opportunity to make a statement if they desire to do so.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017.
Audit Fees. The Audit Committee pre-approves all audit, audit-related, tax and other permissible services that will be provided by our independent registered public accounting firm. All services rendered by our independent registered public accounting firm in 2016 were pre-approved by the Audit Committee in accordance with its Pre-Approval Policy.
Under the Pre-Approval Policy, our independent registered public accounting firm is required to provide the Audit Committee with appropriately detailed documentation about the specific services that will be provided. In reviewing the request for pre-approval, the Audit Committee will consider, among other things, whether the proposed services are consistent with the rules on auditor independence. Any services exceeding pre-approved cost levels or budgeted amounts will require separate pre-approval by the Audit Committee. The Pre-Approval Policy prohibits the Audit Committee from engaging the independent registered public accounting firm to render services that are prohibited by the PCAOB or applicable SEC rules and regulations. The Pre-Approval Policy permits the Audit Committee to delegate authority to the Audit Committee chair to approve certain services followed by a report to the Audit Committee at the ensuing Audit Committee meeting.
Fees paid to EY in 2016 and 2015 were as follows:

	2016	2015
Audit Fees(1)	$2,683,200	$2,036,491
Audit-Related Fees(2)	$609,978	$863,232
Tax Fees(3)	$912,217	$290,067
All Other Fees	—	—
Total	$4,205,395	$3,189,790

(1)
Audit Fees were for audit services, including (a) the integrated audit of the Company’s consolidated financial statements (including the review of quarterly financial statements) and the effectiveness of the Company’s internal control over financial reporting; (b) consultation with management as to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules, standards or interpretations issued by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies; and (c) international statutory audits.

(2)	Audit-Related Fees were principally for financial reporting attestation services not required by statute or regulation and audits of information systems.

(3)	Tax Fees were for tax advisory and compliance-related services.

Proposal No 3: Reapproval of the Performance Goals under the Convergys Corporation Annual Executive Incentive Plan
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the deductibility of compensation in excess of $1 million paid to certain of the Company’s executive officers. Compensation is exempt from this limitation, however, if it qualifies as “performance-based compensation.” Among other requirements, to qualify as performance-based compensation, Section 162(m) of the Code requires that shareholders approve the material terms of the related performance goals every five years. Our shareholders approved the Annual Incentive Plan, including the material terms of the performance goals thereunder, on April 26, 2012. Accordingly, the material terms of the performance goals are being submitted for reapproval by our shareholders at the Annual Meeting to enable awards under the Annual Incentive Plan to continue to qualify for tax deductibility as performance-based compensation in accordance with Section 162(m) of the Code. The material terms of the performance goals under the Annual Incentive Plan include the class of employees who are eligible to participate, the criteria upon which performance goals may be based, and the maximum amount payable to any participant, each of which is described below.
The Annual Incentive Plan currently provides that the performance goals upon which payments under the Annual Incentive Plan are based will be measured in terms of one or more of the following criteria, which may relate to Company-wide performance or the performance of a subsidiary, division, department or function of the Company for the calendar year: earnings per share; operating income; share price; shareholder return; return on investment; return on capital; return on equity; earnings before interest, taxes, depreciation and amortization; gross or net profits; gross or net revenues; cash flow; operating margin; profit margin; contribution margin; market share; sales; costs; debt-to-capital ratio; economic value added or strategic business development; market penetration; geographic business expansion goals; cost targets; customer satisfaction; customer retention; gross or net additional customers; average customer life; employee satisfaction; management of employment practices and employee benefits; supervision of litigation and information technology; and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The performance criteria may be made relative to the performance of a group of comparable companies, or published or special index that the Compensation and Benefits Committee, in its sole discretion, deems appropriate, or the Company may select performance criteria as compared to various stock market indices. Performance criteria may be stated as a combination of the listed factors. Maintaining the status quo or limiting economic losses can be appropriate performance criteria, provided such performance criteria are not substantially certain to occur as of the date the Compensation and Benefits Committee establishes the performance objectives.
The Company intends that awards paid under the Annual Incentive Plan will qualify as performance-based compensation in accordance with Section 162(m) of the Code. However, the Compensation and Benefits Committee retains flexibility to make compensation decisions in its discretion that do not meet the requirements for deductibility. If the performance goals described above are not reapproved by shareholders at the Annual Meeting, awards under the Annual Incentive Plan will not qualify as performance-based compensation under Section 162(m). In such event, the Compensation & Benefits Committee may grant annual cash incentive awards outside of the Annual Incentive Plan. However, such awards generally would not qualify as performance-based compensation under Section 162(m) of the Code, and, accordingly, all or a portion of any such awards might not be deductible by the Company for federal income tax purposes.
You may vote for, against or abstain from voting on this proposal. The affirmative vote of a majority of the Common Shares represented, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions will be counted as votes cast and will have the same effect as a vote against the proposal. Broker non-votes will have no effect. Proxies submitted without direction will be voted for the reapproval of the performance goals under the Annual Incentive Plan.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE REAPPROVAL OF THE PERFORMANCE GOALS UNDER THE ANNUAL INCENTIVE PLAN.
Provided below is a summary of the other terms of the Annual Incentive Plan, as approved by our shareholders on April 26, 2012. These terms will not change as a result of this proposal, which is solely to reapprove the performance goals under the Annual Incentive Plan, as described above, for compliance with Section 162(m) of the Code. The below summary is qualified in its entirety by reference to the full text of the Annual Incentive Plan, a copy of which is attached hereto as Appendix I.
Eligibility.  The Annual Incentive Plan applies to the Chief Executive Officer and other executive officers of the Company as selected by the Compensation and Benefits Committee. Currently, four executive officers are eligible to participate in the Annual Incentive Plan.

Purpose. The Annual Incentive Plan was adopted in order to advance the interests of the Company and our shareholders by enabling the Company to attract and retain key senior executives and to encourage those executives to contribute to the continued success of the Company.
Performance Criteria. Each year the Compensation and Benefits Committee will specify in writing, no later than 90 days after the beginning of each calendar year, the performance goals to be achieved (based on one or more of the performance criteria described above), a minimum acceptable level of achievement below which no payment will occur, and a formula for determining the amount of any payment to occur if performance is at or above the minimum acceptable level but falls short of full achievement of the specified performance goals.
If the Compensation and Benefits Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render a performance goal to be unsuitable, the Compensation and Benefits Committee may modify such performance goal or the related minimum acceptable level of achievement, in whole or in part, as the Compensation and Benefits Committee deems appropriate and equitable. However, no such modification will be made to the extent that it would cause a payment under the Annual Incentive Plan to fail to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.
Amount of Payment. The Compensation and Benefits Committee, based upon information to be supplied by management of the Company, will establish for each year, a target incentive amount and performance criteria for each eligible executive and communicate such amount and criteria in writing to such eligible executive within the first 90 days of the year for which such incentive may be paid. Incentive awards may be earned by eligible executives based upon the level of attainment of the applicable performance criteria during the applicable year. The maximum amount of any single bonus payment to any one participant under the Annual Incentive Plan for any year is $3,000,000 (or, in the case of an award paid in the form of Common Shares, a number of Common Shares having an aggregate fair market value on the date of payment not in excess of $3,000,000). As soon as practicable after the end of the applicable year, the Compensation and Benefits Committee will determine and certify in writing the level of attainment of the performance criteria for each eligible executive and the award to be paid to each eligible executive. Notwithstanding any other provision of the Annual Incentive Plan to the contrary, the Compensation and Benefits Committee may, in its sole and absolute discretion, reduce the target incentive amount of any eligible executive or the award to be paid to any eligible executive.
Form and Timing of Payment. All awards may be paid in cash. Awards will be paid as soon as practicable following the end of the year, but no later than March 15th of the year following the year in which the services were performed to which the payment relates. However, if permitted by the Compensation and Benefits Committee, payment may be deferred at the election of the eligible executive pursuant to a deferred compensation arrangement maintained by the Company. The Compensation and Benefits Committee may, in its sole discretion, determine that all or part of an award be paid in the form of an equivalent amount of Common Shares that will be issued under the Company’s equity compensation plans in existence at the time of grant. In the event a participant terminates employment with the Company and its subsidiaries for any reason prior to the last day of the year, the participant will not be entitled to payment of an award with respect to that year.
Administration. The Annual Incentive Plan is administered by the Compensation and Benefits Committee, which consists of no less than two directors, each of whom is an “outside director” as defined in the regulations under Section 162(m) of the Code.
Amendment. The Board may amend or terminate the Annual Incentive Plan at any time. However, no amendment may increase the maximum award to an eligible executive without the consent of shareholders.
Miscellaneous. Nothing in the Annual Incentive Plan gives any eligible executive any right to continue employment with the Company, and the Annual Incentive Plan does not affect the right of the Company to dismiss any eligible executive. Except as required by law, amounts payable under the Annual Incentive Plan are not subject to assignment and are not subject to the debts or liabilities of an eligible executive. Notwithstanding any other provision of the Annual Incentive Plan, any payment made to an eligible executive pursuant to the Annual Incentive Plan may be subject to repayment to the Company pursuant to our clawback policy or any other compensation recovery policy that may be maintained by the Company (including a compensation recovery policy adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act) or pursuant to applicable law.

Federal Income Tax Consequences. The following is a brief summary of certain of the federal income tax consequences of transactions under the Annual Incentive Plan. This summary is not intended to be complete and does not describe state, local, foreign or other tax consequences.
A participant in the Annual Incentive Plan will be taxed at ordinary income rates on the amount of any payment (including cash and the fair market value of any Common Shares) received pursuant to the Annual Incentive Plan. The Annual Incentive Plan is intended to comply with the requirements of Section 162(m) for “performance-based compensation.” Generally, the Company should be entitled to a federal income tax deduction corresponding to the amount of income recognized by the participant in the Annual Incentive Plan, provided, that, among other things, the payment (a) satisfies the “performance-based compensation” exception to Section 162(m) of the Code, (b) meets the test of reasonableness, (c) is an ordinary and necessary business expense, and (d) is not an “excess parachute payment” within the meaning of Section 280G of the Code.
Benefits. Future benefits to be received by a person or group under the Annual Incentive Plan are not determinable at this time and will depend on Company performance. Actual awards under the Annual Incentive Plan for 2016 are identified in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table included in this proxy statement.
Proposal No 4: Approval of the Compensation of Our Named Executive Officers
Consistent with our shareholders’ advisory vote at the 2011 Annual Meeting of Shareholders, our current practice is to hold an advisory vote on executive compensation on an annual basis. This non-binding proposal, commonly known as “say-on-pay,” provides our shareholders with an opportunity to express their views on our named executive officers’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and other compensation tables, and the related narrative disclosure.”
You may vote for, against or abstain from voting on this proposal. The affirmative vote of a majority of the Common Shares represented, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions will be counted as votes cast and will have the same effect as a vote against the proposal. Broker non-votes will have no effect. Proxies submitted without direction will be voted for the approval, on an advisory basis, of our named executive officers’ compensation.
Because this vote is advisory, it will not be binding on the Board or the Company. However, the Board and the Compensation and Benefits Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when evaluating our compensation practices and making future decisions regarding executive compensation.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Proposal No 5: Approval of the Frequency of Advisory Votes on Our Executive Compensation
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are also submitting to our shareholders a non-binding advisory vote as to the frequency with which we hold advisory votes on the compensation of our named executive officers. The Company has held an annual vote since 2011. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on the compensation of our named executive officers every one, two or three years. You may vote for any of the three options, or abstain from voting on the matter.
After consideration of this proposal, the Board has determined that continuing our practice of holding an advisory vote on executive compensation every year is the most appropriate alternative for our company. In formulating its recommendation, the Board considered a number of factors, including the following:

•
A shorter time period between advisory votes enhances the Board’s understanding of the reasons for positive or negative vote results. An annual vote provides near-immediate feedback on compensation decisions and allows the Board to link the results of each advisory vote to specific compensation actions or decisions.

•
An annual advisory vote is consistent with corporate governance principles that encourage regular engagement with shareholders. The Board considers frequent solicitation of our shareholders’ views, including on matters of executive compensation, as an important component of corporate governance.

•	Based on our shareholders’ prior support for an annual advisory vote (88% in 2011), the Board believes that an annual vote is the frequency most preferred by our shareholders.

•
Many of the Board’s compensation decisions, including salary adjustments and determination of annual cash incentive awards and long-term incentive awards, are made annually. An annual advisory vote aligns with the timing of these decisions and allows our shareholders a formal opportunity to express their view on each year’s compensation decisions.

A plurality of votes cast will determine the preference of our shareholders, on an advisory basis, as to the frequency of advisory votes on our executive compensation. Although the results of the shareholder vote on this proposal are non-binding, the Board values continuing and constructive feedback from our shareholders on compensation. The Board will take into account the outcome of the vote when determining the frequency of advisory votes on executive compensation.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EVERY ONE YEAR, ON AN ADVISORY BASIS, AS TO THE FREQUENCY OF ADVISORY VOTES ON OUR EXECUTIVE COMPENSATION.

BENEFICIAL OWNERSHIP OF SECURITIES
Directors and Executive Officers
On the record date, February 27, 2017, the Company’s outstanding voting securities consisted of 94,564,060 Common Shares. The following table sets forth the number of Common Shares beneficially owned by each of our directors and named executive officers, and by all of our directors and executive officers as a group, as of the record date of February 27, 2017.

Name of Beneficial Owner	Number of Common Shares Owned(1)	Shares Subject to Options Exercisable within 60 days	Stock Units That May Be Settled within 60 days	Total Beneficial Ownership	Percent of Class
Andrea J. Ayers	231,535	—	18,131	249,666	*
Cheryl K. Beebe	9,654	—	4,440	14,094	*
Marjorie M. Connelly	12,778	—	8,807	21,585	*
Richard R. Devenuti	13,701	—	34,236	47,937	*
Jeffrey H. Fox(2)	629,355	350,000	4,255	983,610	1.0%
Joseph E. Gibbs(3)	—	—	16,777	16,777	*
Joan E. Herman	23,751	—	11,206	34,957	*
Thomas L. Monahan III(4)	33,003	—	27,931	60,934	*
Ronald L. Nelson	44,658	—	39,952	84,610	*
Jarrod B. Pontius	8,581	—	2,399	10,980	*
Andre S. Valentine	55,134	30,990	5,333	91,457	*
Richard F. Wallman	10,627	—	22,799	33,426	*
All directors and executive officers as a group (12 persons)	1,072,777	380,990	196,266	1,650,033	1.7%

*	Less than 1%.

(1)
Excludes Common Share equivalents credited to accounts under the Convergys Corporation Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) and Common Shares issuable under unvested TRSUs or performance-based restricted stock units (“PRSUs”). See “Outstanding Equity Awards at 2016 Fiscal Year-End” for a summary of all unvested TRSUs and PRSUs held by our named executive officers.

(2)
Includes 15,000 Common Shares held directly by the Fox Family Charitable Trust and 310,000 Common Shares held directly by FAMCO Enterprises Limited Partnership as to which Mr. Fox disclaims beneficial ownership.

(3)
Excludes 12,600 Common Shares credited to Mr. Gibbs’ account under the frozen Director Deferred Compensation Plan. Mr. Gibbs does not have the right to obtain voting or investment power over such Common Shares within 60 days.

(4)
Excludes 9,822 Common Shares credited to Mr. Monahan’s account under the frozen Director Deferred Compensation Plan. Mr. Monahan does not have the right to obtain voting or investment power over such Common Shares within 60 days.

Principal Shareholders
The following table shows the number of Common Shares reported to be beneficially owned by each person that the Company believes to be the beneficial owner of more than 5% of the outstanding Common Shares as of the record date.

Name and Address of Beneficial Owner	Number of Common Shares	Percent of Class
BlackRock Inc. 55 East 52nd Street New York, NY 10055	9,977,597(1)	10.6%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	8,097,955(2)	8.6%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,026,828(3)	7.4%
The Western and Southern Life Insurance Co. 400 Broadway Cincinnati, OH 45202	5,712,466(4)	6%

(1)
Based solely on information contained in Amendment No. 8 to a Schedule 13G filed with the SEC on January 12, 2017 by BlackRock, Inc., which reported that, as of December 31, 2016, it had sole voting power over 9,732,328 Common Shares and sole dispositive power over 9,977,597 Common Shares.

(2)
Based solely on information contained in Amendment No. 4 to a Schedule 13G filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP, which reported that, as of December 31, 2016, it had sole voting power over 8,014,122 Common Shares and sole dispositive power over 8,097,955 Common Shares.

(3)
Based solely on information contained in Amendment No. 4 to a Schedule 13G filed with the SEC on February 10, 2017 by The Vanguard Group, which reported that, as of December 31, 2016, it had sole voting power over 144,415 Common Shares, sole dispositive power over 6,876,606 Common Shares, shared voting power over 11,138 Common Shares and shared dispositive power over 150,222 Common Shares.

(4)
Based solely on information contained in Amendment No. 5 to a Schedule 13G filed with the SEC on February 3, 2017 by The Western and Southern Life Insurance Company, which reported that, as of December 31, 2016, it had shared voting power over 5,712,466 Common Shares and shared dispositive power over 5,712,466 Common Shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and officers (as defined in Rule 16a-1 under the Exchange Act) and any person who beneficially owns more than 10% of our Common Shares to file reports of ownership of, and transactions in, Company securities with the SEC. Based solely on our records, publicly available filings with the SEC and written representations from certain reporting persons, we believe that each person who, at any time during fiscal 2016, was a director or officer (as defined in Rule 16a-1 under the Exchange Act) of the Company or beneficially owned more than 10% of our Common Shares timely filed all reports required to be filed by Section 16(a) of the Exchange Act in fiscal 2016.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis explains our 2016 executive officer compensation program for: Andrea J. Ayers, our President and Chief Executive Officer (“CEO”); Andre S. Valentine, our Chief Financial Officer; and our two other executive officers as of December 31, 2016 - Marjorie M. Connelly, our Chief Operating Officer, and Jarrod B. Pontius, our General Counsel and Chief Administrative Officer. We refer to these four individuals as our named executive officers. No other individual served as an executive officer during 2016.
Executive Summary
2016 Performance. During 2016, we delivered solid performance as we maintained a leadership position in the customer experience outsourcing industry and continued our focus on long-term profitable growth. Our adjusted EPS, which is the performance metric for our performance-based restricted stock units (“PRSUs”), increased 5% year-over-year and we had a record year of business signings. We grew across several of the vertical markets we serve, while maintaining strong margins despite volatility with certain of our large communications clients and a tight labor market. Our strong cash flow allowed us to invest in the business during the year, including our acquisition of buw - a leader in the German customer care industry - while returning $105 million to shareholders through share repurchases and dividends.
2016 Compensation Highlights. A significant portion of our named executive officers’ 2016 target total direct compensation (base salary, annual incentive (“AIP”) opportunity and long-term incentive (“LTI”) opportunity) was directly contingent on achieving specific performance results that are key to our long-term success and growth in shareholder value. For example, Ms. Ayers’ performance-based 2016 AIP award and the PRSUs granted in 2016 comprised approximately 51% of her 2016 target total direct compensation. These incentive compensation programs demonstrate our commitment to pay-for-performance by rewarding achievement of key business objectives and align executive officers’ interests with those of our shareholders.
In 2016, the continued use of adjusted operating income as a performance metric under the AIP focused our executives on profitability, operating performance and disciplined capital deployment, while the revenue award modifier (which was not met in 2016) provided an incentive for management to improve top-line growth, but not at the expense of profit. Named executive officers earned 2016 AIP awards equal to 56% of target as a result of adjusted operating income of approximately $253 million in 2016. The payout of AIP awards slightly above threshold reflects our modest year-over-year improvement in profitability. See “Elements of Executive Compensation—Annual Incentive Awards” below.
Our 2016 LTI awards also emphasized pay for performance and continued to be equally divided between PRSUs and time-based restricted stock units (“TRSUs”). Vesting of the 2016 PRSU awards will depend upon the achievement of annual adjusted EPS goals over the three-year period ending December 31, 2018, strengthening alignment with the interests of our shareholders. For prior-year PRSU awards, our named executive officers earned 101% of their 2014 PRSU awards based on our adjusted EPS performance over the three-year performance period ended December 31, 2016. Our outstanding 2015 PRSUs remain at risk and subject to achievement of the applicable adjusted EPS goals for the performance period ending December 31, 2017. See “Elements of Executive Compensation—Long-Term Equity Incentive Awards” below.
Compensation Policies and Practices. Consistent with our commitment to strong corporate governance, in January 2017, we voluntarily adopted a clawback policy that enables the Board to recoup cash and equity incentive compensation from executive officers in the event of a financial restatement. In addition, the Board has the right under the terms of our equity award agreements to cancel outstanding awards and recover realized gains if an executive engages in certain “detrimental activity” while employed by the Company or within two years thereafter. We also maintain the following compensation policies and practices that reflect our pay-for-performance philosophy and support long-term shareholder value:

•
Well-Balanced Compensation Program. The structure of our executive compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based and at-risk compensation.

•
Capped Incentive Award Opportunities. Our named executive officers’ incentive award opportunities are capped and the value of their awards is determined by performance with respect to performance metrics that promote long-term shareholder value. Incentive plan performance is adjusted to exclude the positive impact on earnings of share repurchase activity.

•
Multi-Year Vesting and Performance Periods. To enhance retention and alignment with shareholders’ interests, our long-term incentive awards are comprised of time-based and performance-based equity awards that vest over a three-year performance period and the majority of which remain at risk until the third year of the performance period.

•
Independent Decision Makers. The Compensation and Benefits Committee (the “Committee”) is comprised solely of independent directors and works closely with an independent compensation consultant to monitor trends and best practices in executive compensation and make appropriate adjustments to our program to promote alignment with the interests of our shareholders.

•
Competitive Compensation Program and Practices. The competitiveness of our executive compensation program is assessed by comparison to a group of peer companies that are comparable to us based on a variety of factors, including industry, revenue and market capitalization.

•
Double-Trigger Change of Control Benefits. Since 2015, all newly granted PRSUs and TRSUs are subject to “double-trigger” vesting in connection with a change of control (i.e., awards that are assumed in the transaction do not vest solely upon the change of control and require a qualifying termination of employment following the change of control). Our severance plan also requires a double-trigger for the payment of any change of control severance benefits.

•	No Excise Tax Gross-Ups. We do not provide our executive officers with excise tax gross-up protection for severance benefits.

•
Strong Share Ownership Guidelines. We maintain robust retention-based share ownership guidelines (five times base salary for our CEO and three times base salary for our other named executive officers) that strengthen alignment of named executive officer and shareholder interests.

•
Limited Perquisites. We provide our named executive officers with limited perquisites (supplemental disability and life insurance and a medical exam) that are narrowly tailored to enhance our retention of talent over the long term.

•
Anti-Hedging and Anti-Pledging Policy. Under the Company’s Insider Trading Policy, our named executive officers are prohibited from pledging their Common Shares as collateral for a loan and from engaging in hedging transactions related to Company securities, including put and call options and short sales.

2016 Say-on-Pay Advisory Vote. As in previous years, shareholders continued to show strong support for our executive compensation program. More than 97% of the votes cast at our 2016 Annual Meeting of Shareholders voted to approve the compensation of our named executive officers. The Committee views this result as confirmation that our compensation program, with its emphasis on pay-for-performance and prudent governance practices, is structured and designed to achieve our stated goals. Based, in part, on the strong support of our shareholders, as reflected in the say-on-pay advisory vote results in recent years, the structure of our executive compensation program did not change materially for 2016. We once again urge our shareholders to vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.
Compensation Philosophy and Process
Our Company’s long-term success is based on achieving key strategic, financial, customer and operational goals each year. To drive achievement of and align focus with these goals, our executive compensation program emphasizes pay-for-performance through variable or at-risk components that are designed to:

•
Align the interests of our executive officers with those of our shareholders by using equity incentive awards as a significant portion of our executives’ compensation and requiring executive officers to acquire and retain meaningful Common Share ownership under our share ownership guidelines.

•
Provide a strong link between pay and performance by weighting target total direct compensation opportunities toward performance-based incentive compensation that promotes achievement of annual performance with annual cash incentive awards and long-term business goals with multi-year PRSUs.

•
Attract and retain talented individuals by offering compensation opportunities that are competitive with those offered by firms with which we compete for executive talent and that are commensurate with each executive officer’s responsibilities, experience and demonstrated performance.

Peer Group and Benchmarking. The Committee believes that each element of our compensation program should remain competitive to retain and, as necessary, attract key executive talent. To achieve this objective, the Committee generally strives to establish a target total direct compensation opportunity (comprised of base salary, AIP award opportunity and LTI award opportunity) for each executive officer that is within 15% of the median of competitive market data. This targeted range balances the goal of maintaining a competitive compensation program with Committee flexibility to make adjustments to the compensation opportunities for individual named executive officers to respond to market conditions, tenure in the position, individual performance or experience, and other relevant circumstances. The 2016 target total direct compensation opportunity approved by the Committee

(or, in the case of the CEO, the independent members of the Board) for each of our named executive officers was below the median of the competitive market data, and the total direct compensation opportunity for Mr. Pontius was more than 15% below the median in light of his limited tenure in the role of General Counsel and Chief Administrative Officer.
In considering the competitive environment, the Committee reviews compensation information disclosed by a peer group of comparatively sized companies with which we compete for business and executive talent, as well as information derived from published survey data that compares the elements of each executive officer’s target total direct compensation to the market information for executives with similar roles. The Committee’s independent compensation consultant compiles this information for the Committee and size-adjusts the published survey data to reflect our revenue in relation to the survey participants to more accurately reflect the scope of responsibility for each executive officer.
The Committee, with input from its independent compensation consultant, annually reviews and selects the peer companies, which generally consist of publicly-traded customer management outsourcing firms, as well as companies that compete in similar industries, such as business process outsourcers and transaction processors. For 2016, the peer companies were selected primarily based upon the following criteria: (i) similar business operations/industry/competitors for investor capital, (ii) sales and market capitalization between approximately 1/3 and 3 times our sales and market capitalization, and (iii) competitors for executive talent. To identify a sufficient number of companies such that the data provided is adequate to reach reasonable and valid conclusions about the competitive market, the Committee considers potential peers that operate in the customer management sector, as well as related industries that are labor intensive and subject to similar economic pressures and opportunities. For 2016 compensation purposes, our peer group consisted of the following 14 companies:

Acxiom Corp.	Cognizant Technology Solutions Corp.	Sykes Enterprises Inc.
Alliance Data Systems Corp.	Corelogic, Inc.	TeleTech Holdings Inc.
Broadridge Financial Solutions, Inc.	DST Systems Inc.	Unisys Corp.
CA, Inc.	Fiserv Inc.	West Corporation
CACI International, Inc.	Genpact Ltd.
As disclosed in last year’s proxy statement, the 2016 peer group is consistent with the 2015 peer group, except that CACI International, Inc. was added to further align our revenue and market capitalization with the median of the peer group following the growth of our Company as a result of the Stream acquisition. At the time the Committee approved the 2016 peer group in 2015, our trailing twelve month revenues approximated the 57th percentile of the 2016 peer group and our market capitalization approximated the 36th percentile of the 2016 peer group.
In July 2016, with the assistance of its independent compensation consultant, the Committee reviewed the above peer group and determined that each company continued to substantially align with the selection criteria and that no changes would be made to the peer group for 2017 compensation purposes.
Independent Compensation Consultant. In 2016, the Committee retained FW Cook, an independent compensation consulting firm, to provide advice on executive compensation matters, including the types and levels of executive compensation and the competitiveness of our compensation programs as compared to our competitors for executive talent. FW Cook reports directly to the Committee and interacts with management at the Committee’s direction. The Committee and its chairperson have regular opportunities to meet with FW Cook in executive sessions without management present. The Committee reviewed the independence of FW Cook in 2016, including the specific factors set forth in Rule 10C-1 under the Exchange Act, and determined that FW Cook is independent and that FW Cook’s work for the Committee has not raised any conflicts of interest. In particular, FW Cook has no business relationship with the Company and did not provide any services to the Company other than the executive officer and non-employee director compensation consulting services provided to the Committee.
Role of Management. Our CEO and our Human Resources, Legal and Finance departments assist in the design of our incentive compensation plans, including performance target recommendations that support our strategic goals. The CEO attends Committee meetings at the Committee’s request and, for other executive officers, evaluates individual performance and makes recommendations to the Committee regarding base salary, annual incentive compensation opportunities and long-term incentive compensation opportunities. The Committee regularly meets in executive session without the CEO or any members of management present.

Elements of Executive Compensation
Our executive compensation program consists of three main elements: base salary, annual cash incentive compensation and long-term equity incentive compensation. We emphasize long-term equity incentive compensation over annual cash incentive compensation to reinforce the importance of shareholder value creation over longer periods of time. The Committee also believes that a significant portion of executive compensation should be at risk to align with the interests of our shareholders and support our pay-for-performance philosophy. The chart below shows the portion of each named executive officer’s 2016 target total direct compensation that was allocated to each component of direct compensation and the percentage of target total direct compensation that was at risk.

At-Risk Compensation	Target LTI Award Value	Target AIP Award	Base Salary
Base Salary. Base salaries are designed to attract and retain talent and reward named executive officers for their skills, experience and performance. Increases in base salaries are used to support our pay-for-performance philosophy by rewarding our named executive officers for their performance, continued growth in their roles and for taking on new responsibilities.
The Committee (or, in the case of the CEO, the independent members of the Board) approved the base salary increases shown below for Ms. Ayers, Mr. Valentine and Mr. Pontius, effective January 1, 2016, to maintain competitiveness with the comparative market data. Notwithstanding Ms. Connelly’s strong performance, her base salary was not increased, because the Committee determined that her salary was appropriately competitive in the range of market data and that an increase to her variable, at-risk compensation opportunity would position her target total direct compensation closer to the median of the competitive market data.

	Annual Base Salary		Year-Over Year % Change
	2016	2015
A. Ayers	$925,000	$900,000	2.8%
A. Valentine	$500,000	$480,000	4.2%
M. Connelly	$575,000	$575,000	—%
J. Pontius	$390,000	$345,000	13.0%
Annual Incentive Awards. The AIP is an important component of our total cash compensation because it rewards our management for achieving annual financial, operational and individual results and is variable, at-risk compensation. In 2016, our executive officers earned cash AIP awards equal to 56% of their individual target award opportunities based on the achievement of adjusted operating income and revenue goals established by the Committee. The primary performance metric was adjusted operating income, which motivated management to focus on profitability, operating performance and disciplined capital deployment. The award opportunity for this performance metric was 0 to 150% of the target award. Revenue was used as an award modifier (from 0 to 50% of the target award) that could increase awards only if the threshold operating income goal was also achieved. In this way, the revenue modifier maintained executive officers’ focus on top line growth without sacrificing profitability.

Primary Performance Metric		Award Modifier Performance Metric (only if threshold goal for primary metric is met)
Adjusted Operating Income		Revenue
Goals*	Award Opportunities	Goals*	Award Opportunities
Threshold: $250 million Target: $275 million Maximum: $326 million	50% of Target Award 100% of Target Award 150% of Target Award	Threshold: $3,047 million Maximum: $3,255 million	1% of Target Award 50% of Target Award
Actual Performance: $253 million**		Actual Performance: $2,914 million
Earned Award: 56% of Target		Earned Award Modifier: 0% of Target
* The Committee approved initial AIP goals early in 2016. Subsequent to the Company’s August 2016 acquisition of buw, the Committee approved increased goals (as shown above) to reflect the anticipated buw contributions to the Company’s 2016 adjusted operating income and revenue.

** See page 25 of our Annual Report on Form 10-K for a reconciliation of adjusted operating income to operating income, as reported. Adjusted operating income of $253 million excludes depreciation resulting from the fair value write-up of property and equipment acquired from Stream and buw, buw transaction expenses, integration expenses associated with acquired Stream and buw operations, amortization of acquired intangible assets, and non-cash pension settlement charges.

Executive officers could earn between 0% and 200% of their target AIP awards based on the Company’s performance with respect to the adjusted operating income and revenue goals. The amount of each executive officer’s earned award was determined by reference to the officer’s individual target AIP opportunity, which was established by the Committee (or, in the case of the CEO, the independent members of the Board) at the start of the year and expressed as a percentage of base salary. As a result of achieving 56% of target performance on our adjusted operating income goal and delivering revenue that fell below the revenue threshold goal, each named executive officer earned a 2016 AIP award equal to 56% of the applicable target AIP award as follows:

Name	Target AIP Opportunity (% Base Salary)	Target AIP Award ($)	AIP Award Opportunity Range (Threshold - Maximum) ($)	Actual AIP Award ($)
A. Ayers	110%	$1,017,500	$508,750 - $2,035,000	$569,800
A. Valentine	80%	$400,000	$200,000 - $800,000	$224,000
M. Connelly	90%	$517,500	$258,750 - $1,035,000	$289,800
J. Pontius	60%	$234,000	$117,000 - $468,000	$131,040
The target AIP opportunities set forth in the above table were unchanged from 2015 for Ms. Ayers and Mr. Pontius. The target AIP opportunities for Mr. Valentine and Ms. Connelly were each increased from 75% in 2015 to position their respective target annual incentive opportunities closer to the median of the competitive market data. The increase for Ms. Connelly was larger to position her target total direct compensation closer to the median of the competitive market data while not increasing her base salary.
Long-Term Equity Incentive Awards
2016 Long-Term Equity Incentive Awards. Our LTI awards are designed to reward our named executive officers for Company performance, drive sustainable, long-term growth for our Company and our shareholders, and reinforce retention. For 2016, the Committee continued to split each named executive officer’s LTI award equally between TRSUs and PRSUs.
The TRSUs foster employee share ownership, align the interests of management with those of our shareholders, and enhance retention by vesting over a multi-year vesting schedule. A significant portion of the TRSUs are at risk until the third anniversary of the grant date, as only 25% of the shares vest on each of the first and second anniversaries of the grant date and 50% of the shares vest on the third anniversary of the grant date.
The PRSUs provide our named executive officers with the opportunity to receive additional Common Shares based on the extent to which the Company achieves adjusted annual EPS goals over a three-year performance period. The multi-year adjusted EPS performance period balances the AIP’s one-year adjusted operating income and revenue performance measures with a longer-term focus on building and sustaining long-term shareholder value. The Committee’s approval of annual adjusted EPS goals at the beginning of each year of the three-year performance period promotes highly motivating and meaningful performance targets that properly reflect the Company’s growth and operating environment, which can change rapidly from year to year. Based on aggregate adjusted EPS performance for the three-year performance period ending December 31, 2018, the named executive officers are able to earn 50% to 200% of the target PRSU awards if performance exceeds the threshold goal; no shares are earned if performance is below the threshold level.

Each named executive officer’s 2016 LTI award opportunity is shown in the table below.

Name	Total Target Award Value	TRSUs		PRSUs
		Target Award Value	No. of Shares*	Target Award Value	No. of Target Shares*
A. Ayers	$3,400,000	$1,700,000	72,526	$1,700,000	72,526
A. Valentine	$1,000,000	$500,000	21,332	$500,000	21,332
M. Connelly	$1,660,000	$830,000	35,231	$830,000	35,231
J. Pontius	$450,000	$225,000	9,599	$225,000	9,599
* The number of TRSUs and PRSUs granted is generally determined by reference to the average closing price of our Common Shares over a ten trading day measurement period established by the Committee to limit the impact of temporary price fluctuations. As a result, the target award values differ from the grant date fair values reported in the Summary Compensation Table and the Grant of Plan-Based Award Table, which are based on the closing price on the grant date.

In determining LTI award opportunities for our named executive officers, the Committee balances the goal of delivering competitive long-term incentive compensation with appropriate management of the dilutive impact and cost of issuing equity awards. The Committee also monitors the unvested TRSU and PRSU award opportunities for incomplete performance cycles to maintain appropriate retention values associated with outstanding awards. The total target award values shown above for Ms. Ayers, Mr. Valentine and Mr. Pontius reflect increases of approximately 30.3%, 13.6% and 50.0%, respectively, to their 2015 LTI award opportunities to recognize each officer’s performance and additional experience in his or her role, as well as to bring the LTI award opportunities closer to the median of the competitive market data. Ms. Connelly’s total target award value reflects an increase of approximately 35.0% to her 2015 LTI award opportunity. This increased award opportunity includes a base LTI award opportunity with a target value of $1.3 million, as well as an increase of approximately $360,000 to her LTI target award opportunity that she was granted in recognition of the successful expansion of her responsibilities, including assuming responsibility for business development, beginning in May 2015. Similarly, the increased target for Mr. Pontius recognizes his successful transition into the role of General Counsel and Chief Administrative Officer following his promotion in July 2015.
PRSU Performance Periods
The below table summarizes the adjusted EPS performance goals and performance through December 31, 2016 for each of the PRSU performance periods during 2016: the 2014 - 2016 performance period for the PRSUs granted in 2014; the 2015 - 2017 performance period for the PRSUs granted in 2015; and the 2016 - 2018 performance period for the PRSUs granted in 2016. A description of performance through December 31, 2016 for each performance period is located below the table.

	2014 - 2016 Performance Period
		2015 - 2017 Performance Period
			2016 - 2018 Performance Period
	2014 Adjusted EPS	2015 Adjusted EPS	2016 Adjusted EPS*	2017 Adjusted EPS	2018 Adjusted EPS	Total Adjusted 2014-2016 EPS	Total Adjusted 2015-2017 EPS	Total Adjusted 2016-2018 EPS	Award Opportunity
Threshold Goal	$1.36	$1.56	$1.77			$4.69			50% of Target
Target Goal	$1.48	$1.70	$1.93			$5.11			100% of Target
Maximum Goal	$2.00	$2.30	$2.60			$6.90			200% of Target
Actual Performance**	$1.59	$1.73	$1.81			$5.13			101% of Target
* The Committee approved initial 2016 Adjusted EPS goals early in 2016. Subsequent to the Company’s August 2016 acquisition of buw, the Committee approved increased goals (as shown above) to reflect the anticipated buw contributions to the Company’s 2016 adjusted EPS.

** Adjusted EPS, as presented, reflects adjusted EPS as reported in our Annual Reports on Form 10-K, as further adjusted to exclude the effect of share repurchases ($(0.03), $(0.03) and $(0.01) in 2016, 2015 and 2014, respectively). See pages 27, 23 and 23, respectively, of our Annual Reports on Form 10-K for the years ended December 31, 2016, 2015 and 2014, which have been filed with the SEC, for a reconciliation of as reported adjusted EPS to EPS.

2014 - 2016 Performance Period. Based on our performance against the goals approved by the Committee at the beginning of each year, our named executive officers (other than Ms. Connelly who was not employed by the Company at the beginning of 2014) earned 101% of the PRSUs granted as part of their 2014 LTI awards. Vesting of the 2014 PRSUs was based on cumulative adjusted EPS performance for the three-year performance period ended December 31, 2016, as shown in the table above. As a result of this performance, our named executive officers (other than Ms. Connelly) earned the following number of Common Shares, representing 101% of the target number of shares: Ms. Ayers, 57,223; Mr. Valentine, 19,031; and Mr. Pontius, 2,459.
2015 - 2017 Performance Period. During the first two years of the performance period for the PRSUs granted in 2015, the Company’s adjusted EPS performance was slightly above target for 2015 and between threshold and target for 2016, as shown above. The performance goals and actual performance for the third year of the performance period will be disclosed following the conclusion of the fiscal year, as annual performance goals are not approved until the beginning of the applicable fiscal year. These PRSUs remain at risk and will vest, if at all, based on our cumulative adjusted EPS performance compared to the cumulative adjusted EPS goals for the 2015 - 2017 performance period, as well as achievement of the applicable Section 162(m) performance goal set forth under “Other Compensation Policies—Tax and Accounting Considerations.”
2016 - 2018 Performance Period. During the first year of the performance period for the PRSUs granted in 2016, the Company’s adjusted EPS performance was between threshold and target, as shown above. The performance goals and actual performance for the second and third years of the performance period will be disclosed following the conclusion of each fiscal year, as annual performance goals are not approved until the beginning of the applicable fiscal year. These PRSUs remain at risk and will vest, if at all, based on our cumulative adjusted EPS performance compared to the cumulative adjusted EPS goals for the 2016 - 2018 performance period, as well as achievement of the applicable Section 162(m) performance goal set forth under “Other Compensation Policies—Tax and Accounting Considerations.”
Retirement Benefits. Executive officers are eligible to participate in our 401(k) Plan and our Executive Deferred Compensation Plan, a non-qualified savings plan that enables participants to defer compensation in excess of the limits that apply to the 401(k) Plan. Both plans provide for matching contributions by the Company and are provided as part of a competitive executive compensation program that the Committee believes is necessary to attract and retain executive talent critical to our success. See “Non-Qualified Deferred Compensation.”
Effective April 1, 2008, the Company’s U.S. qualified pension plan and non-qualified excess benefit plan were frozen. No additional benefits have accrued to any of our named executive officers under these plans since March 31, 2008. See “Pension Benefits.”
Perquisites and Other Personal Benefits. Perquisites and personal benefits are not a significant component of our executive compensation program. The named executive officers are entitled to participate in benefit programs generally made available to all employees, such as medical, dental, vision and life insurance, but receive limited perquisites. In 2016, the Company provided executive officers with disability benefits in excess of those provided to employees generally, supplemental executive life insurance equal to three times base salary, with a gross-up for the imputed taxes on those life insurance benefits, and an annual medical exam. The Committee believes that the use of these limited perquisites helps us attract and retain talented executives, enables our executive officers to devote more time to our business and, in the case of the medical exam, promotes early detection of health issues that may affect key individuals on whom our business depends.
Employment Agreements and Post-Termination Benefits. Although we do not have employment agreements with any of our named executive officers, the Committee believes that severance benefits are necessary for the retention of highly skilled executive officers. Accordingly, we maintain the 2012 Convergys Corporation Senior Executive Severance Pay Plan (the “Severance Plan”) to provide consistent severance benefits for similarly situated executives without reliance on employment agreements. The Severance Plan also provides our executive officers with severance benefits in connection with a qualified termination following a change of control (i.e., “double-trigger” vesting) to limit distractions and conflicting incentives if executives are presented with decisions regarding a change of control transaction. The Committee believes that the change of control severance protections promote retention of senior officers and continuity of management in the event of a change of control and encourage executive officers to support value-maximizing corporate transactions that could result in their personal job loss. The Committee believes that the terms of the Severance Plan are generally consistent with market practices and that comparable severance arrangements are widely used by companies in our compensation peer group. See “Potential Payments upon Termination or in Connection with a Change of Control—Severance Plan.”

Other Compensation Policies
Share Ownership Guidelines. The Committee believes that executive officers should have a significant equity interest in the Company to provide a direct incentive for management to build and sustain long-term shareholder value. Accordingly, to promote equity ownership and further align the interests of management with those of our shareholders, named executive officers are required to hold a minimum number of Common Shares (excluding vested and unvested stock options and unvested PRSUs) as follows:

Position	Share Ownership Guideline
	Multiple of Base Salary	Dollar Amount (base salaries as of 12/31/2016)	No. of Shares (12/30/2016 share price)
Chief Executive Officer	5x	$4,625,000	188,314
Other named executive officers	3x	$1,465,000 (average)	59,650 (average)
Each of Ms. Ayers, Mr. Valentine and Ms. Connelly has exceeded the applicable ownership requirement. Mr. Pontius, who was promoted to an executive officer role in July 2015, is making progress toward achieving the applicable ownership requirement but has not had sufficient time in his role to meet the requirement. Under our share ownership guidelines, he is required to retain 50% of Common Shares earned through the vesting of TRSUs and PRSUs (net of shares withheld to pay taxes) until he has met the applicable requirement.
Clawback and Recoupment Policies. In January 2017, the Board adopted a clawback policy that enables the Committee to recoup cash and equity incentive compensation granted to or earned by our named executive officers during the three-year period preceding a material restatement of the Company’s financial statements. The recoupment may be achieved by the payment or reimbursement of cash, the forfeiture of outstanding Common Shares, the cancellation of outstanding equity awards, or as otherwise deemed appropriate by the Committee.
We also maintain a recoupment policy that subjects each named executive officer’s long-term incentive awards to forfeiture or repayment if the officer engages in detrimental activity while employed by the Company or within two years thereafter. “Detrimental activity” includes (i) disclosing the Company’s proprietary, confidential or trade secret information; (ii) becoming involved in a directly competitive business activity with the Company; (iii) interfering with, or attempting to divert or change, the Company’s relationships with any person or entity; (iv) failing to disclose and assign to the Company ideas, inventions, discoveries and other developments conceived during employment that are within the scope of or related to the Company’s business activities; (v) disparaging or acting in a manner that may damage the Company’s business or would adversely affect the Company’s goodwill, reputation or business relationships; (vi) inducing any employee to terminate his or her employment relationship with the Company; or (vii) taking or retaining Company property without authorization.
If and when the SEC and the NYSE adopt final rules regarding executive compensation recoupment policies pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will consider amendments to the above policies to align with the final rules. Our equity award agreements currently provide that the awards are subject to recoupment under any such policy we may adopt or amend in the future.
Timing of Equity Awards. Generally, we do not grant equity awards during regularly scheduled quarterly blackout windows or in anticipation of the release of material, nonpublic information. If the Committee or the Board approves an equity award at such a time, the grant date is deferred until following the release of our quarterly earnings or the disclosure of such nonpublic information. This practice avoids potential undue windfalls that may arise if equity grants are made shortly prior to the release of material non-public information. Annual equity grants to our executive officers are typically made following the release of our annual earnings in February; officers that are hired, promoted or have a meaningful increase in scope of responsibilities following the annual grant may be eligible to receive a subsequent award that reflects the newly held position or change in scope of responsibilities. Equity grants that are intended to be performance-based compensation are established annually by the Committee within the first 90 days of the calendar year to comply with the requirements of Section 162(m) of the Code and to allocate the accounting expense appropriately.
Anti-Hedging and Anti-Pledging Policy. To promote alignment with the interests of our shareholders, under the Company’s Insider Trading Policy, our named executive officers are prohibited from pledging their Common Shares as collateral for a loan and from engaging in hedging transactions related to Company securities, including put and call options and short sales.

No Tax Gross-Up for Change in Control. We are not party to any arrangements or agreements that require us to gross up executive officer taxes under Sections 280G and 4999 of the Code. Under the Severance Plan, in the event that any payments or benefits to a named executive officer in connection with a change in control would be subject to the excise tax, such payments and benefits will either be paid in full or will be reduced to an aggregate amount so that no portion of such payments or benefits will be subject to the excise tax, whichever results in a greater aggregate amount being retained by the named executive officer on an after-tax basis.
Tax and Accounting Considerations. Under Section 162(m) of the Code, certain compensation in excess of $1 million annually is not deductible for federal income tax purposes unless it qualifies as “performance-based compensation.” Although we consider the impact of Section 162(m), as well as other tax and accounting consequences, when developing and implementing our executive compensation programs and generally structure performance-based compensation arrangements with the intention of preserving deductibility under Section 162(m), the Committee retains flexibility to make compensation decisions in its discretion that do not meet the requirements for deductibility under Section 162(m). In addition, due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m), no assurances can be given that compensation, even if intended by us to satisfy the requirements for deductibility under Section 162(m), would, in fact, do so.
To structure our AIP and PRSU awards as deductible performance-based compensation under Section 162(m), in January of each year, the Committee establishes a maximum AIP award opportunity and a maximum PRSU award opportunity for each of our named executive officers for the respective annual and three-year performance periods beginning January 1 of such year, as well as a Section 162(m) performance goal for such annual and three-year periods. If the applicable Section 162(m) performance goal is met for the relevant annual or three-year performance period, the Committee exercises negative discretion to reduce each named executive officer’s earned AIP or PRSU award based on the Company performance measures described above under “Elements of Executive Compensation—Annual Incentive Awards” and “Elements of Executive Compensation—Long-Term Equity Incentive Awards.” If the applicable Section 162(m) performance goal is not met for the relevant annual or three-year performance period, the named executive officers do not earn an AIP or PRSU award for such performance period. Below is a summary of the Section 162(m) performance goals for the 2016 AIP awards and the PRSUs granted in each of 2014, 2015 and 2016, as well as actual performance for the 2016 AIP and 2014 PRSU performance periods.

	2016 AIP	2014 PRSUs	2015 PRSUs	2016 PRSUs
Performance Metric*	EBITDA	EBITDA	EBITDA	EBITDA
Performance Period	January 1, 2016 - December 31, 2016	January 1, 2014 - December 31, 2016	January 1, 2015 - December 31, 2017	January 1, 2016 - December 31, 2018
Section 162(m) Goal	$100 million	$300 million	$300 million	$300 million
Actual Performance	$354 million	$1,034 million
Goal Achieved	✓	✓
* See page 29 of our Annual Report on Form 10-K for a reconciliation of EBITDA to Income from Continuing Operations, net of tax, for each of 2016, 2015 and 2014.

2016 SUMMARY COMPENSATION TABLE
The following table presents the compensation paid to, or earned by, each of our named executive officers for the fiscal year ended December 31, 2016 and the two prior fiscal years (if the individual was a named executive officer for such years):

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value(4)	All Other Compensation(5)	Total
Andrea J. Ayers President and Chief Executive Officer	2016	$925,000	$3,820,670	$569,800	$24,413	$61,557	$5,401,440
	2015	$900,000	$2,930,946	$891,000	—	$60,433	$4,782,379
	2014	$867,123	$2,292,276	$971,178	$52,619	$56,188	$4,239,384
Andre S. Valentine Chief Financial Officer	2016	$500,000	$1,123,770	$224,000	$27,108	$44,794	$1,919,672
	2015	$480,000	$988,224	$324,000	—	$45,710	$1,837,934
	2014	$450,137	$769,396	$378,115	$56,279	$34,788	$1,688,715
Marjorie M. Connelly Chief Operating Officer	2016	$575,000	$1,855,969	$289,800	—	$28,350	$2,749,119
	2015	$545,616	$1,361,890	$388,125	—	$13,673	$2,309,304
	2014	$80,822	$279,439	$67,890	—	—	$428,151
Jarrod B. Pontius General Counsel and Chief Administrative Officer	2016	$390,000	$505,675	$131,040	—	$25,306	$1,052,021
	2015	$288,863	$289,968	$135,296	—	$16,735	$730,862

(1)	The amounts shown in the Salary column reflect the actual amounts earned by each named executive officer during the applicable fiscal year.

(2)
The amounts shown in the Stock Awards column for 2016 reflect the aggregate fair values of the PRSU awards and TRSU awards granted to our named executive officers in 2016, as determined in accordance with ASC Topic 718, on the applicable grant date or, if earlier, the service inception date. The values of the TRSU awards were calculated using the closing price of our Common Shares on the grant date, and the values of the PRSU awards were based on the probable outcome of the applicable performance conditions as of the service inception date (i.e., at target). The actual values of the PRSU awards earned may be higher or lower depending on actual performance during the performance period and the fair value of our Common Shares at the end of the applicable performance period. The grant date fair values of the named executive officers’ 2016 PRSUs awards, assuming achievement of the maximum performance level, would be: Ms. Ayers, $3,820,670; Mr. Valentine, $1,123,770; Ms. Connelly, $1,855,969; and Mr. Pontius, $505,675.

(3)	The amounts shown in the Non-Equity Incentive Plan Compensation column for 2016 reflect the named executive officers’ 2016 cash AIP awards.

(4)
The increases in pension value shown in the Change in Pension Value column for 2016 for Ms. Ayers and Mr. Valentine primarily reflect a reduction of the discount rate from 4.47% to 4.02%. Ms. Connelly and Mr. Pontius are not eligible to participate in the Pension Plan or the Company’s non-qualified excess pension plan. The assumptions used to calculate the changes in pension values are described in Note 1 to the Pension Benefits table below. The Company does not provide for above-market or preferential earnings on non-qualified deferred compensation.

(5)	The amounts shown in the All Other Compensation column for 2016 include the following:

	Company Contributions to Defined Contribution Plans(a)	Executive Life Insurance Premiums(b)	Taxes on Executive Life Insurance Benefit(c)	Executive Long-Term Disability Premiums(d)	Perquisites and Other Personal Benefits(e)	Total
Ms. Ayers	$41,546	$6,660	$10,786	$2,565	—	$61,557
Mr. Valentine	$32,929	$3,798	$6,151	$1,916	—	$44,794
Ms. Connelly	$10,600	$5,032	$8,170	$4,548	—	$28,350
Mr. Pontius	$20,943	$1,290	$2,088	$985	—	$25,306

(a)	Represents matching contributions made to the named executive officers’ Executive Deferred Compensation Plan and 401(k) Plan accounts.

(b)	Represents group term life insurance premiums paid on behalf of the named executive officers.

(c)	Represents the payment of taxes incurred by the named executive officers in connection with the group term life insurance benefit.

(d)	Represents supplemental long-term disability premiums paid on behalf of the named executive officers.

(e)	The only perquisite or other personal benefit provided to the named executive officers in 2016 was a medical examination, the value of which was less than $10,000.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2016
The following table provides additional information relating to grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2016:

Name	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock(4)	Grant Date Fair Value of Stock Awards(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
A. Ayers
2016 AIP			$508,750	$1,017,500	$2,035,000
2016 LTI PRSUs	3/1/2016	1/20/2016				36,263	72,526	145,052		$1,910,335
2016 LTI TRSUs	3/1/2016	1/20/2016							72,526	$1,910,335
A. Valentine
2016 AIP			$200,000	$400,000	$800,000
2016 LTI PRSUs	3/1/2016	1/20/2016				10,666	21,332	42,664		$561,885
2016 LTI TRSUs	3/1/2016	1/20/2016							21,332	$561,885
M. Connelly
2016 AIP			$258,750	$517,500	$1,035,000
2016 LTI PRSUs	3/1/2016	1/20/2016				17,616	35,231	70,462		$927,985
2016 LTI TRSUs	3/1/2016	1/20/2016							35,231	$927,985
J. Pontius
2016 AIP			$117,000	$234,000	$468,000
2016 LTI PRSUs	3/1/2016	1/20/2016				4,800	9,599	19,198		$252,838
2016 LTI TRSUs	3/1/2016	1/20/2016							9,599	$252,838

(1)
Reflects the date on which the Compensation and Benefits Committee of the Board (or, in the case of the CEO, the independent members of the Board) took action to approve the corresponding equity award. For the grants approved on January 20, 2016, the grant date was March 1, 2016, the Tuesday of the first week following the release of the Company’s quarterly earnings.

(2)
Represents the target, threshold and maximum AIP award opportunities for 2016 for each named executive officer. The 2016 AIP awards earned for 2016 performance by each named executive officer are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)
Represents the target, threshold and maximum number of shares underlying the PRSUs granted to each named executive officer as part of the 2016 LTI awards. The actual number of shares earned by each NEO will depend on the achievement of our adjusted EPS goals under the 2016 LTI over the three-year performance period ending December 31, 2018.

(4)
Represents the number of TRSUs granted to each named executive officer as part of the 2016 LTI awards. The TRSUs vest in three installments: 25% on each of the first and second anniversaries of the grant date and the remaining 50% on the third anniversary of the grant date.

(5)
Reflects the fair values of the PRSU awards and TRSU awards granted in 2016, as determined in accordance with ASC Topic 718, on the applicable grant date or, if earlier, the service inception date. The values of the TRSU awards were calculated using the closing price of our Common Shares on the applicable grant date, and the values of the PRSU awards were based on the probable outcome, as of the service inception date, of achievement of the performance criteria at the target level. The actual value of earned awards may differ from the reported grant date fair value depending on the fair value of our Common Shares at the time earned shares are distributed and, in the case of PRSU awards, on actual performance through the end of the performance period.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END
The following table provides information regarding equity awards granted to our named executive officers that were outstanding as of December 31, 2016:

	Option Awards			Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested(1) ($)
A. Ayers				150,589(3)	$3,698,466
				57,223(4)	$1,405,397
						138,837	$3,409,837
A. Valentine	15,990	$12.79	2/10/2022
	15,000	$13.76	2/04/2021
				47,523(3)	$1,167,165
				19,031(4)	$467,401
						43,690	$1,073,026
M. Connelly				65,819(3)	$1,616,515
						65,638	$1,612,069
J. Pontius				18,067(3)	$443,726
				2,459(4)	$60,393
						15,931	$391,265

(1)
The market value of unvested TRSUs and PRSUs was determined by multiplying the number of units shown by $24.56, the closing price of our Common Shares on December 30, 2016, the last trading day of 2016.

(2)
Includes PRSUs granted in 2015 and 2016 that vest based on the satisfaction of performance criteria during the three-year performance periods ending December 31, 2017 and December 31, 2018, respectively. The number of shares included for the 2015 PRSUs and the 2016 PRSUs assumes target payout based on above-threshold performance through December 31, 2016. The actual number of shares that vest will be determined following the conclusion of the applicable performance period.

(3)
Reflects the aggregate unvested portion of the following TRSU grants, which vest 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, except for the May 11, 2015 grant to Ms. Connelly, which vests 100% on the third anniversary of the grant date:

Grant Date	A. Ayers	A. Valentine	M. Connelly	J. Pontius
February 13, 2014	47,427	14,228	—	2,435
May 19, 2014	9,229	4,615	—	5,000
November 12, 2014	—	—	13,064	—
February 23, 2015	66,311	22,358	25,407	3,055
May 11, 2015	—	—	5,000	—
August 10, 2015	—	—	—	3,277
March 1, 2016	72,526	21,332	35,231	9,599
Total TRSU Grants	195,493	62,533	78,702	23,366
Previously Vested	44,904	15,010	12,883	5,299
Remaining Unvested	150,589	47,523	65,819	18,067

(4)
Reflects the number of shares earned by each named executive officer pursuant to the 2014 PRSU awards, based on achievement of the performance criteria for the three-year performance period ended December 31, 2016, which PRSUs vested in February 2017 following the Committee’s certification of achievement of the applicable performance criteria at 101% of target.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2016
The following table sets forth information regarding stock options exercised by our named executive officers and TRSUs and PRSUs held by our named executive officers that vested during the fiscal year ending December 31, 2016:

	Option Awards		Stock Awards(1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
A. Ayers	—	—	120,134	$2,885,955
A. Valentine	—	—	36,135	$868,897
M. Connelly	—	—	9,617	$233,573
J. Pontius	—	—	8,609	$213,994

(1)
If the named executive officer used share withholding to satisfy the tax obligations with respect to the vesting of TRSUs or PRSUs, the number of shares acquired was less than the amount shown. The number of shares acquired and the value realized have not been reduced to reflect the payment of any tax obligation.

(2)
The value realized on vesting is based on the closing price of our Common Shares on the applicable vesting date and excludes the value of the following accrued cash dividend equivalents on the vested shares: Ms. Ayers, $86,534; Mr. Valentine, $25,673; Ms. Connelly, $4,059; and Mr. Pontius, $5,847.

PENSION BENEFITS
The following table sets forth information, as of December 31, 2016, regarding the present value of the benefits that are expected to be paid to our named executive officers under each of the Company’s qualified and non-qualified pension plans.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
A. Ayers	Pension Plan	26	$229,528	—
	Non-Qualified Excess Pension Plan	26	$34,977	—
A. Valentine	Pension Plan	19	$229,179	—
	Non-Qualified Excess Pension Plan	19	$61,867	—
M. Connelly	—	—	—	—
J. Pontius	—	—	—	—

(1)
The present value of accumulated benefit was determined using a discount rate of 4.02% and assuming a 65% lump sum payment distribution at age 65 (the normal retirement age specified in the Pension Plan).

Certain U.S.-resident employees of the Company hired prior to April 1, 2007 participate in the Pension Plan, a cash-balance pension plan. Effective April 1, 2008, the Pension Plan was frozen with no additional pension credits accruing for eligible employees. At the end of each year, active participants’ accounts are credited with interest at the rate of 4% per annum. At retirement or other termination of employment, an amount equivalent to the balance then credited to the account is payable to the participant in the form of a life annuity. In lieu of a life annuity, a participant may elect to receive the actuarial equivalent of his or her benefit in the form of a lump sum, or a joint and survivor annuity.
The Company’s non-qualified excess pension plan provides a pension benefit to employees, including Ms. Ayers and Mr. Valentine, whose pension benefit under the Pension Plan is reduced or capped due to Internal Revenue Service limitations. Benefits are paid in ten annual installments or, if less, the number of annual installments (rounded up) equal to the value of the benefits divided by $50,000, commencing six months after a participant’s separation from service.
Ms. Connelly and Mr. Pontius are not eligible to participate in the Pension Plan or the Company’s non-qualified excess pension plan.

NON-QUALIFIED DEFERRED COMPENSATION
The following table sets forth information regarding changes in the named executive officers’ non-qualified deferred compensation plan accounts during the fiscal year ended December 31, 2016.

	Executive Contributions in Last Fiscal Year(1) ($)	Company Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(4) ($)
A. Ayers	$138,606	$30,946	$41,504	—	$636,747
A. Valentine	$103,780	$22,329	$83,394	—	$1,038,671
M. Connelly	—	—	$2,377	—	$27,570
J. Pontius	$19,338	$10,343	$4,721	—	$34,402

(1)
Of the amounts shown in the Executive Contributions in Last Fiscal Year column, the following amounts are reported as 2016 compensation in the Salary column of the Summary Compensation Table in this Proxy Statement: Ms. Ayers, $138,606; Mr. Valentine, $64,900; and Mr. Pontius, $19,338. The remaining $38,880 for Mr. Valentine represents a portion of his 2015 AIP award, which was reported as 2015 compensation in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
All of the amounts shown in the Company Contributions in Last Fiscal Year column are reported as 2016 compensation in the All Other Compensation column of the Summary Compensation Table in this Proxy Statement.

(3)
None of the amounts shown in the Aggregate Earnings in Last Fiscal Year column is reported as 2016 compensation in the Summary Compensation Table in this Proxy Statement because the amounts do not reflect above-market or preferential earnings.

(4)
Of the amounts shown in the Aggregate Balance at Last Fiscal Year-End column, the following amounts were reported as compensation in the Summary Compensation Table for fiscal years prior to 2016: Ms. Ayers, $331,534; Mr. Valentine, $221,673; Ms. Connelly, $25,852; and Mr. Pontius, $0.

The Executive Deferred Compensation Plan permits executives to defer receipt of up to 75% of their base salary and hire or retention bonuses and up to 100% of their annual incentive compensation. The Company matches up to 100% of the first 3% of a participant’s deferred amounts and 50% of a participant’s next 2% of deferred amounts (reduced by the Company match eligible to be received under the 401(k) Plan). Deferred amounts are paid to participants in accordance with the Executive Deferred Compensation Plan and the participants’ distribution elections.

POTENTIAL PAYMENTS UPON TERMINATION OR IN CONNECTION WITH A CHANGE OF CONTROL
Our Severance Plan and equity incentive plan and award agreements require us to pay or provide compensation and benefits to our named executive officers in the event of certain terminations of employment or in connection with a change of control of the Company. The following table summarizes the estimated amounts that would be payable or provided to each named executive officer upon the occurrence of these events, assuming each event occurred on December 31, 2016. The amounts in the table do not include compensation and benefits that a named executive officer had earned prior to, or as of, December 31, 2016, such as equity awards that previously vested in accordance with their terms or vested benefits otherwise payable under our compensation programs. The actual amounts payable to a named executive officer upon a termination of employment or in connection with a change of control can be determined only at the time a triggering event occurs.

	Cash Severance(1)	TRSUs(2)	PRSUs(3)	Supplemental Long-Term Disability(4)	Life Insurance Benefit(4)	Health and Welfare and Other Benefits(5)	Total
Disability
A. Ayers	—	$2,143,972	$3,160,757	$1,144,728	—	$12,599	$6,462,056
A. Valentine	—	$690,986	$1,033,095	$715,455	—	$4,544	$2,444,080
M. Connelly	—	$802,123	$803,569	$711,623	—	$4,544	$2,321,859
J. Pontius	—	$233,152	$247,931	$778,980	—	$7,381	$1,267,444
Death
A. Ayers	—	$2,143,972	$3,160,757	—	$2,775,000	—	$8,079,729
A. Valentine	—	$690,986	$1,033,095	—	$1,500,000	—	$3,224,081
M. Connelly	—	$802,123	$803,569	—	$1,725,000	—	$3,330,692
J. Pontius	—	$233,152	$247,931	—	$1,170,000	—	$1,651,083
Termination without Cause or for Good Reason
A. Ayers	$3,885,000	$2,143,972	$3,175,230	—	—	$45,198	$9,249,400
A. Valentine	$1,800,000	$690,986	$1,037,936	—	—	$29,089	$3,558,011
M. Connelly	$1,092,500	$802,123	$803,569	—	—	$24,544	$2,722,736
J. Pontius	$624,000	$233,152	$248,568	—	—	$27,381	$1,133,101
Change of Control(6)
A. Ayers	—	—	$1,443,607	—	—	—	$1,443,607
A. Valentine	—	—	$480,031	—	—	—	$480,031
M. Connelly	—	—	—	—	—	—	—
J. Pontius	—	—	$62,068	—	—	—	$62,068
Termination without Cause or for Good Reason in connection with a Change of Control(6)
A. Ayers	$3,885,000	$3,782,743	$3,478,986	—	—	$45,198	$11,191,927
A. Valentine	$1,800,000	$1,194,322	$1,095,249	—	—	$29,089	$4,118,660
M. Connelly	$2,185,000	$1,649,140	$1,644,119	—	—	$29,089	$5,507,348
J. Pontius	$1,248,000	$453,159	$398,312	—	—	$34,763	$2,134,234

(1)
Represents the cash severance payable to each named executive officer based upon the officer’s base salary and target AIP award. Named executive officers are also entitled to receive a prorated portion of the AIP award for the year in which the termination occurs, based on actual performance, or a prorated portion of the target AIP award if the termination occurs within six months prior to, or two years following, a change of control. This column does not include any amounts for prorated AIP awards because the awards had been earned as of December 31, 2016, subject to Committee approval, regardless of whether the officer’s employment had terminated or a change of control had occurred on that date. See “—Severance Plan” below.

(2)
Represents the value of accelerated unvested TRSUs based upon the closing price of our Common Shares on December 30, 2016 ($24.56), plus the value of accrued cash dividend equivalents on such TRSUs. In the event of disability, death, or termination without cause (as defined in the applicable award agreement), a prorated number of TRSUs vest based generally on the portion of the vesting period that has elapsed. In the event of a change of control (as defined in the Company’s LTI Plan), TRSUs are converted to deferred cash awards that vest in installments on the original vesting dates (or, for TRSUs granted prior to 2015, in equal installments on the six-month and one-year anniversaries of the date of the change of control or, if earlier, the original vest dates). Following a change of control, vesting of deferred cash awards would accelerate upon disability, death, or termination without cause or for good reason (as defined in the applicable award agreement).

(3)
Represents the value of accelerated unvested PRSUs based upon the closing price of our Common Shares on December 30, 2016 ($24.56) and assuming target performance for each of the 2015 and 2016 PRSUs, plus the value of accrued cash dividend equivalents on such PRSUs. In the event of retirement (at age 55 with ten years of service or with 30 years of service), disability, death, or termination without cause (as defined in the applicable award agreement), a prorated number of PRSUs vest based on the portion of the performance period that has elapsed, provided that, in the case of retirement and termination without cause, the shares are not delivered until the end of the performance period and require satisfaction of the performance criteria for the full performance period. In the event of a change of control (as defined in the Company’s LTI Plan), PRSUs are converted to deferred cash awards (with the number of shares on which the deferred cash award is based reflecting performance for any completed years of the performance period) that vest on the original vesting dates.

Following a change of control, vesting of deferred cash awards would accelerate upon disability, death, or termination without cause or for good reason (as defined in the applicable award agreement).

(4)	Represents the value of supplemental long-term disability benefits or life insurance proceeds payable upon disability or death, as the case may be.

(5)
Represents the cost of continued medical, dental and vision premium payments for the severance period or, in the case of disability, one year, as well as outplacement services in the case of a termination without cause or for good reason.

(6)
We do not gross up our named executive officers for taxes payable under Section 280G of the Code. However, in the event that any payments or benefits to our named executive officers in connection with a change in control would be subject to the excise tax under Section 4999 of the Code, such payments and benefits would be reduced so that no portion of such payments or benefits will be subject to the excise tax, if that would result in a greater aggregate amount being retained by the named executive officer on an after-tax basis. No such reduction in payments and benefits has been reflected in the table.

Severance Plan
Our named executive officers participate in the Severance Plan, which provides for certain severance benefits to senior executives of the Company. Under the Severance Plan, we would be obligated to provide the benefits summarized below to our named executive officers upon the event specified, subject to the officer providing a release of all claims and complying with applicable non-competition and other post-employment restrictive covenants included in the release of claims agreement.

Termination without Cause* or for Good Reason*
• Cash severance equal to a multiple (2x for Ms. Ayers and Mr. Valentine and 1x for Ms. Connelly and Mr. Pontius) of the sum of the officer’s base salary and target AIP award for the year of termination
• Prorated portion of AIP award for the year of termination, based on actual performance
• Continued health and welfare benefits (if the officer elects COBRA) for 24 months for Ms. Ayers and Mr. Valentine and 12 months for Ms. Connelly and Mr. Pontius
• Outplacement services of up to $20,000

Termination without Cause* or for Good Reason* (Within six months prior to, or two years following, a Change of Control*)
• Cash severance equal to 2x the sum of the officer’s base salary and target AIP award for the year of termination
• Prorated portion of target AIP award for the year of termination
• Continued health and welfare benefits (if the officer elects COBRA) for 24 months
• Outplacement services of up to $20,000

*
“Cause” means the officer has engaged in willful misconduct or gross negligence in the performance of his or her duties that could reasonably be expected to result in material liability to the Company, has intentionally failed or refused to perform reasonably and lawfully assigned duties, has been indicted for, convicted of, or pled guilty or nolo contendere to, any crime involving dishonesty, fraud, theft, breach of trust, violence or threats of violence or other significant offenses or acts, or willfully failed to comply with any material rules, regulations, policies or procedures of the Company (including our Code of Business Conduct).

“Good Reason” means that, without prior written consent: (i) the officer’s base salary, incentive compensation opportunity or aggregate benefits are materially reduced (except for across-the-board reductions that apply to officers of the same or similar rank generally, unless such actions are taken prior to a change of control) or the officer’s base salary, earned incentive compensation or other benefits are not paid or provided, (ii) the officer’s authorities, duties, responsibilities or reporting relationships are materially diminished or the officer is assigned duties that are materially inconsistent with his or her position, (iii) the officer’s principal place of business is relocated more than 50 miles from the officer’s then current principal place of business, and, if any of these occur, the officer notifies the Company within 60 days, the Company fails to cure the condition within 30 days after notice and the officer resigns within 60 days after the specified cure period.
“Change of Control” means: (i) the acquisition of 20% or more of the outstanding Common Shares or the Company’s outstanding voting securities; (ii) certain changes in a majority of the directors of the Company; (iii) certain business combinations unless (A) all or substantially all of the holders of the outstanding Common Shares and the Company’s voting securities continue to beneficially own more than 50% of the Common Shares and voting power of the entity resulting from the business combination in substantially the same proportions, (B) no person beneficially owns 20% or more of the then outstanding Common Shares or voting power of the entity resulting from the business combination, and (C) at least a majority of the directors of the entity resulting from the business combination were directors of the Company prior to the business combination; or (iv) the shareholders of the Company approve a complete liquidation or dissolution of the Company.

GENERAL INFORMATION
Convergys will pay the costs of soliciting proxies on behalf of the Board. In addition to solicitation by mail, Convergys officers and employees may solicit proxies personally, electronically or by telephone. The Company has retained Alliance Advisors, LLC, a proxy solicitation firm, to assist in the solicitation of proxies at a cost of $15,000, plus reimbursement of reasonable expenses. The Company will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to beneficial owners of Common Shares.
At the time this Proxy Statement was released on March 17, 2017, the Company knew of no other matters that might be presented for action at the Annual Meeting, other than those matters discussed in this Proxy Statement. If any other matters properly come before the Annual Meeting, the Common Shares represented by proxies may be voted with respect thereto in the discretion of the persons named as proxies.
2018 Annual Meeting of Shareholders
Shareholder proposals intended for inclusion in the Company’s proxy statement for the 2018 Annual Meeting of Shareholders must be received by the Company on or before November 17, 2017 and must otherwise comply with SEC rules relating to shareholder proposals, including with respect to the types of shareholder proposals that are appropriate for inclusion in a proxy statement. If a shareholder notifies the Company after January 31, 2018 of the intent to present a proposal, the persons named as the Company’s proxies for the 2018 Annual Meeting of Shareholders will be permitted to exercise discretionary voting authority with respect to that proposal even if the matter is not discussed in the Company’s proxy statement for that meeting. Submitting a proposal does not guarantee that it will be included in the Company’s proxy statement nor that the proposal may be raised at the Annual Meeting of Shareholders. Proposals or notices should be sent to our Corporate Secretary at the following address: Corporate Secretary, Convergys Corporation, 201 East Fourth Street, Cincinnati, Ohio 45202.
Important Notice Regarding Delivery of Shareholder Documents
To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we engage in householding and will deliver a single set of proxy materials (other than proxy cards, which will remain separate for each shareholder) to shareholders who share the same address and who have the same last name or consent in writing. You may nonetheless receive a separate mailing if you hold additional shares in a brokerage account.
If you are a Convergys Corporation shareholder who resides in the same household with another shareholder with the same last name, or if you hold more than one account with Computershare registered in your name at the same address, and wish to receive a separate set of proxy materials for each account, please contact our transfer agent, Computershare, toll free at (888) 294-8217, or by writing to P.O. Box 30170, College Station, TX 77842-3170. If you do not contact us within 60 days of the date of this mailing, your consent to householding will be presumed and your household will receive only one Proxy Statement and Annual Report or Notice of Internet Availability of Proxy Materials until you, or other members of your household, revoke such consent.
You may revoke your consent to householding at any time by contacting our transfer agent, Computershare, using the contact information set forth above. Your request to begin receiving separate documents will begin 30 days after Computershare receives such request.
Information Requests
Requests for copies of the Company’s Annual Report on Form 10-K or exhibits thereto, Proxy Statement, any committee charter, the Governance Principles, the Code of Business Conduct or the Financial Code of Ethics should be addressed to Convergys Corporation, 201 East Fourth Street, Cincinnati, Ohio 45202, Attention: Investor Relations Department. These reports are also available on the “Corporate Governance” page of the Investors section of the Company’s website at www.convergys.com. The information on our website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

APPENDIX I

Convergys Corporation
Annual Executive Incentive Plan
As Amended and Restated, effective February 2, 2012
Eligibility
The Annual Executive Incentive Plan (the “Plan”), as amended and restated effective February 2, 2012, subject to approval by the shareholders of Convergys Corporation (the “Company”) shall apply to the Chief Executive Officer and other executive officers of the Company selected by the Compensation and Benefits Committee (the “Compensation Committee”) commencing on and after January 1, 2012.
Purpose
The Board of Directors of the Company (the “Board”) intends that the Plan will advance the interests of the Company and shareholders by enabling the Company to attract and retain key senior executives and to encourage those executives to contribute to the continued success of the Company. Payments under the Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
Performance Criteria
Performance criteria upon which payments under the Plan will be based shall be measured in terms of one or more of the following objectives, described as they relate to Company-wide objectives or objectives related to a subsidiary, division, department or function of the Company for the calendar year: earnings per share, operating income, stock price, shareholder return, return on investment, return on capital, return on equity, earnings before interest, taxes, depreciation and amortization, gross or net profits, gross or net revenues, cash flow, operating margin, profit margin, contribution margin, market share, sales, costs, debt to capital ratio, economic value added, and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, customer retention, gross or net additional customers, average customer life, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The performance criteria may be made relative to the performance of a group comparable companies, or published or special index that the Compensation Committee, in its sole discretion, deems appropriate, or the Company may select performance criteria as compared to various stock market indices. Performance criteria may be stated as a combination of the listed factors. Maintaining the status quo or limiting economic losses can be appropriate performance criteria, provided such performance criteria are not substantially certain to occur as of the date the Compensation Committee establishes the performance criteria.
Each year the Compensation Committee shall specify in writing, no later than 90 days after the beginning of each calendar year, the performance criteria to be achieved, a minimum acceptable level of achievement below which no payment will occur, and a formula for determining the amount of any payment to occur if performance is at or above the minimum acceptable level but falls short of full achievement of the specified performance criteria.
If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance criteria to be unsuitable, the Compensation Committee may modify such performance criteria or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable; provided, however, that no such modification will be made to the extent that it would cause a payment under the Plan to fail to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.
Amount of Payment
The Compensation Committee, based upon information to be supplied by management of the Company, will establish for each year, a target incentive amount and performance criteria for each eligible executive within the first 90 days of the year for which such bonus may be paid. Awards will be earned by eligible executives based upon the level of attainment of the applicable performance criteria during the applicable year. Notwithstanding any other provision of the Plan to the contrary, the maximum amount of any single bonus payment under the Plan to any participant for any year shall be $3,000,000 (or, in the case of an award paid in the form of Company common shares, a number of Company common shares having an aggregate fair market value on the date of payment not in excess of $3,000,000). As soon as practicable after the end of the applicable year, the Compensation Committee shall determine and certify in writing the level of attainment of the performance criteria for each eligible executive and the bonus to be paid to each eligible executive. Notwithstanding any other provision of the Plan to the contrary, the Compensation Committee may, in its sole and absolute discretion, reduce the target incentive amount of any eligible executive or the bonus to be paid to any eligible executive.

I-1

Form and Timing of Payment
Awards shall be paid in cash as soon as practicable following the end of the year, but no later than March 15th of the year following the year in which the services were performed to which the payment relates; provided however that if permitted by the Compensation Committee in its sole discretion, payment may be deferred at the election of the eligible executive pursuant to a deferred compensation arrangement maintained by the Company. The Compensation Committee may, in its sole discretion, determine that all or part of an award shall be paid in the form of an equivalent amount of Company common shares; provided that the shares will be issued under the Company’s equity compensation plans in existence at the time of grant. In the event a participant terminates employment with the Company and its subsidiaries for any reason prior to the last day of the year, the participant shall not be entitled to payment of an award with respect to that year.
Administration
The Plan is administered by the Compensation Committee, which shall consist of not less than two directors each of whom shall be an “outside director” as defined in the regulations under Section 162(m) of the Code.
It is the intention of the Company that the Plan qualify for the performance-based compensation exception of Section 162(m) of the Code and the short-term deferral exception of Section 409A of the Code. The Plan shall be administered in a manner consistent with this intent, and any provision of the Plan or action of the Compensation Committee that would cause the Plan to fail to satisfy either such exception shall have no force and effect until amended or corrected to satisfy such exception (which action may be taken by the Company or the Compensation Committee, as the case may be, without the consent of any eligible executive).
Amendment
The Board may amend or terminate the Plan at any time. However, no amendment shall increase the maximum award to an eligible executive without the consent of shareholders.
Miscellaneous Provisions
Nothing contained in the Plan shall give any eligible executive the right to be retained in the employment of the Company or affect the right of the Company to dismiss any eligible executive or employee. The Plan shall not constitute a contract between the Company and the eligible executive. Except as may be required by law, no amount payable under the Plan shall be subject to assignment in any manner by anticipation, pledge, bankruptcy, attachment, charge or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of any eligible executive. The Company shall have the right to deduct from all payments made to any executive under the Plan any federal, state, local, foreign or other taxes which, in the opinion of the Company, are required to be withheld with respect to any payment provided under the Plan. Notwithstanding any other provision of the Plan, any payment made to an eligible executive pursuant to the Plan may be subject to repayment to the Company pursuant to any compensation recovery policy that may be maintained by the Company (including a compensation recovery policy adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act) or applicable law.
Governing Law
The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

I-2

Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT on April 26, 2017.
Vote by Internet
• Go to www.envisionreports.com/cvgb
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees, FOR Proposals 2, 3 and 4, and for every 1 YEAR on Proposal 5.
1.	Election of Directors*:	For	Withhold		For	Withhold		For	Withhold
	01 - Andrea J. Ayers	☐	☐	02 - Cheryl K. Beebe	☐	☐	03 - Richard R. Devenuti	☐	☐

	04 - Jeffrey H. Fox	☐	☐	05 - Joseph E. Gibbs	☐	☐	06 - Joan E. Herman	☐	☐

	07 - Thomas L. Monahan III	☐	☐	08 - Ronald L. Nelson	☐	☐	09 - Richard F. Wallman	☐	☐	* for one-year terms

		For	Against	Abstain				For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2017.	☐	☐	☐	3.	To reapprove the performance goals under the Convergys Corporation Annual Executive Incentive Plan.		☐	☐	☐
							1 Year	2 Years	3 Years	Abstain
4.	To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐	5.	To approve, on an advisory basis, the frequency of advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐
6.	To conduct other business if properly brought before the meeting.

B	Authorized Signatures - This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign your name EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

2017 Annual Meeting Admission Ticket

2017 Annual Meeting of
Convergys Corporation Shareholders

Wednesday, April 26, 2017, 12:30 P.M. EDT
Atrium One
Suite 350
201 East Fourth Street
Cincinnati, OH 45202

Please tear off this Admission Ticket. If you plan to attend the annual meeting of shareholders, you will need this ticket along with photo identification to gain admission to the meeting.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - CONVERGYS CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONVERGYS CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2017

The undersigned hereby appoints Jeffrey H. Fox, Ronald L. Nelson, and Andrea J. Ayers, and each or any of them, proxies, with full power of substitution, to represent and to vote all common shares of Convergys Corporation held of record by the undersigned on February 27, 2017, at the annual meeting of shareholders to be held on April 26, 2017 at 12:30 P.M. EDT, Atrium One, Suite 350, 201 East Fourth Street, Cincinnati, OH 45202, and at any adjournment thereof, notice of which meeting together with the related proxy statement have been received.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when executed will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR all of the nominees listed, FOR Proposals 2, 3 and 4, and for every 1 YEAR on Proposal 5.

(Continued on reverse side.)

Please mark, sign and date on reverse side.

C	Non-Voting Items
Change of Address - Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.